QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Share Owner
Owens-Illinois Group, Inc.

We have audited the accompanying consolidated balance sheets of Owens-Illinois Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of results of operations, share owner's equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule on page F-50. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Illinois Group, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 in the Notes to the Consolidated Financial Statements, in 2002 the Company changed its accounting for goodwill.

                                                                         Ernst & Young LLP

Toledo, Ohio
January 26, 2004, except for Note 21,
    as to which the date is November 12, 2004

CONSOLIDATED RESULTS OF OPERATIONS
Owens-Illinois Group, Inc.
Millions of dollars

	Years ended December 31,
	2003	2002	2001
Revenues:
Net sales	$4,975.6	$4,621.2	$4,343.7
Royalties and net technical assistance	17.5	17.4	17.1
Equity earnings	27.1	27.0	18.8
Interest	20.4	22.8	25.4
Other	25.2	42.8	537.9

	5,065.8	4,731.2	4,942.9
Costs and expenses:
Manufacturing, shipping, and delivery	3,967.9	3,572.9	3,359.3
Research and development	29.9	21.1	20.1
Engineering	34.7	36.5	29.1
Selling and administrative	320.9	287.9	314.1
Interest	429.8	372.2	360.3
Other	270.6	28.1	209.1

	5,053.8	4,318.7	4,292.0
Earnings from continuing operations before items below	12.0	412.5	650.9
Provision for income taxes	23.8	116.4	266.4

	(11.8)	296.1	384.5
Minority share owners' interests in earnings of subsidiaries	25.8	25.5	19.5

Earnings (loss) from continuing operations before cumulative effect of accounting change	(37.6)	270.6	365.0
Net earnings (loss) of discontinued operations	(660.7)	38.0	(8.4)
Cumulative effect of accounting change		(460.0)

Net (loss) earnings	$(698.3)	$(151.4)	$356.6

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
Owens-Illinois Group, Inc.
Millions of dollars

	December 31,
	2003	2002
Assets
Current assets:
Cash, including time deposits of $85.2 ($38.6 in 2002)	$163.4	$126.4
Short-term investments	26.8	17.6
Receivables, less allowances of $52.0 ($62.5 in 2002) for losses and discounts	769.7	701.9
Inventories	1,010.1	893.5
Prepaid expenses	90.5	79.5

Total current assets	2,060.5	1,818.9
Other assets:
Equity investments	145.3	192.0
Repair parts inventories	201.0	196.2
Prepaid pension	967.1	925.5
Deposits, receivables, and other assets	423.3	640.9
Goodwill	2,280.2	2,691.2

Total other assets	4,016.9	4,645.8
Property, plant, and equipment:
Land, at cost	172.6	167.0
Buildings and equipment, at cost:
Buildings and building equipment	927.8	838.1
Factory machinery and equipment	4,981.3	4,595.5
Transportation, office, and miscellaneous equipment	157.5	141.7
Construction in progress	172.5	235.9

	6,411.7	5,978.2
Less accumulated depreciation	3,024.7	2,654.1

Net property, plant, and equipment	3,387.0	3,324.1

Total assets	$9,464.4	$9,788.8

CONSOLIDATED BALANCE SHEETS
Owens-Illinois Group, Inc.
Millions of dollars

	December 31,
	2003	2002
Liabilities and Share Owner's Equity
Current liabilities:
Short-term loans	$28.6	$47.5
Accounts payable	541.5	514.2
Salaries and wages	117.4	119.1
U.S. and foreign income taxes	26.9	28.9
Other accrued liabilities	410.2	362.0
Long-term debt due within one year	63.8	30.7

Total current liabilities	1,188.4	1,102.4
Long-term debt	5,333.1	5,268.0
Deferred taxes	337.7	399.3
Nonpension postretirement benefits	284.8	291.5
Other liabilities	637.2	563.6
Commitments and contingencies
Minority share owners' interests	161.1	141.9
Share owner's equity:
Common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Other contributed capital	1,451.7	1,593.9
Retained earnings	313.5	1,011.8
Accumulated other comprehensive income (loss)	(243.1)	(583.6)

Total share owner's equity	1,522.1	2,022.1

Total liabilities and share owner's equity	$9,464.4	$9,788.8

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED SHARE OWNER'S EQUITY
Owens-Illinois Group, Inc.
Millions of dollars

	Years ended December 31,
	2003	2002	2001
Other contributed capital
Balance at beginning of year	$1,593.9	$1,735.1	$1,806.4
Net distribution to Parent	(142.2)	(141.2)	(71.3)

Balance at end of year	1,451.7	1,593.9	1,735.1

Retained earnings
Balance at beginning of year	1,011.8	1,163.2	806.6
Net (loss) earnings	(698.3)	(151.4)	356.6

Balance at end of year	313.5	1,011.8	1,163.2

Accumulated other comprehensive income (loss)
Balance at beginning of year	(583.6)	(576.3)	(506.4)
Foreign currency translation adjustments	361.0	79.5	(67.4)
Change in minimum pension liability, net of tax	(19.3)	(91.5)
Change in fair value of certain derivative instruments, net of tax	(1.2)	4.7	(2.5)

Balance at end of year	(243.1)	(583.6)	(576.3)

Total share owner's equity	$1,522.1	$2,022.1	$2,322.0

Total comprehensive income (loss)
Net (loss) earnings	$(698.3)	$(151.4)	$356.6
Foreign currency translation adjustments	361.0	79.5	(67.4)
Change in minimum pension liability, net of tax	(19.3)	(91.5)
Change in fair value of certain derivative instruments, net of tax	(1.2)	4.7	(2.5)

Total	$(357.8)	$(158.7)	$286.7

See accompanying Notes to the Consolidated Financial Statements.

CONSOLIDATED CASH FLOWS
Owens-Illinois Group, Inc.
Millions of dollars

	Years ended December 31,
	2003	2002	2001
Operating activities:
Earnings (loss) from continuing operations before cumulative effect of accounting change	$(37.6)	$270.6	$365.0
Non-cash charges (credits):
Depreciation	391.9	353.4	335.9
Amortization of intangibles	21.4	21.5	77.7
Amortization of deferred finance fees	14.4	16.1	15.0
Deferred tax provision (credit)	(25.2)	52.1	225.9
Write-down of equity investment	50.0
Restructuring costs and writeoffs of certain assets	115.5		102.7
Loss on sale of long-term notes receivable	37.4
Loss on sale of certain closures assets	41.3
Gains on asset sales			(439.4)
Other	(50.3)	(120.5)	(103.8)
Change in non-current operating assets	(7.5)	25.3	18.0
Reduction of non-current liabilities	(13.4)	(8.4)	(30.0)
Change in components of working capital	(40.5)	18.1	(89.0)

Cash provided by continuing operating activities	497.4	628.2	478.0
Cash provided by discontinued operating activities	48.1	171.2	142.3

Total cash from operating activities	545.5	799.4	620.3
Investing activities:
Additions to property, plant and equipment—continuing	(344.4)	(395.8)	(424.2)
Additions to property, plant and equipment—discontinued	(87.1)	(100.2)	(107.7)
Acquisitions, net of cash acquired		(17.6)	(184.6)
Proceeds from sale of long-term notes receivable	163.0
Net cash proceeds from divestitures and other	66.7	39.0	605.3

Cash utilized in investing activities	(201.8)	(474.6)	(111.2)
Financing activities:
Additions to long-term debt	2,154.5	2,129.3	3,899.8
Repayments of long-term debt	(1,799.9)	(2,190.8)	(1,382.6)
Net change in payable to parent	(263.5)		(2,857.0)
Distribution to parent	(210.3)	(211.0)	(106.5)
Increase (decrease) in short-term loans	(28.0)	17.5	(44.4)
Net payments for debt-related hedging activity	(123.1)	(70.9)	(26.1)
Payment of finance fees and debt retirement costs	(44.5)	(27.7)	(62.1)

Cash utilized in financing activities	(314.8)	(353.6)	(578.9)
Effect of exchange rate fluctuations on cash	8.1	(0.4)	(4.3)

Increase (decrease) in cash	37.0	(29.2)	(74.1)
Cash at beginning of year	126.4	155.6	229.7

Cash at end of year	$163.4	$126.4	$155.6

See accompanying Notes to the Consolidated Financial Statements

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Significant Accounting Policies

  Basis of Consolidated Statements

        The consolidated financial statements of Owens-Illinois Group, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Results of operations for the divested blow-molded plastic container business have been presented as a discontinued operation.

        The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

  Relationship with Owens-Illinois, Inc.

        The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

        For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns. Current income taxes are recorded by the Company on a basis consistent with separate returns.

  Nature of Operations

        The Company is a leading manufacturer of glass container and plastics packaging products operating in two product segments. The Company's principal product lines in the Glass Containers product segment are glass containers for the food and beverage industries. Sales of the Glass Containers product segment were 84% of the Company's 2003 consolidated sales. The Company has glass container operations located in 19 countries, while the plastics packaging products operations are located in 7 countries. The principal markets and operations for the Company's glass products are in North America, Europe, South America, and Australia. The Company's principal product lines in the Plastics Packaging product segment include (plastic healthcare containers and closures) and prescription products. Major markets for the Company's plastics packaging products include the United States health care products.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly. For further information on certain of the Company's significant estimates relative to contingent liabilities, see Note 17.

  Cash

        The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased. Outstanding checks in excess of funds on deposit are included in accounts payable.

  Fair Values of Financial Instruments

        The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. Fair values for the Company's significant fixed rate debt obligations are generally based on published market quotations.

  Derivative Instruments

        The Company uses interest rate swaps, currency swaps, and commodity futures contracts to manage risks generally associated with foreign exchange rate, interest rate and commodity market volatility. Derivative financial instruments are included on the balance sheet at fair value. All hedging instruments are designated and effective as hedges, in accordance with accounting principles generally accepted in the United States. If the underlying hedged transaction ceases to exist, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. The Company does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives. See Note 8 for additional information related to derivative instruments.

  Inventory Valuation

        The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

  Goodwill

        Goodwill represents the excess of cost over fair value of assets of businesses acquired. Through December 31, 2001, goodwill was being amortized over 40 years. In accordance with Statement of Financial Accounting Standards ("FAS") No. 142 (as described below in "New Accounting Standards"), goodwill is no longer being amortized, but is being evaluated annually, as of October 1, for impairment or more frequently if an impairment indicator exists.

  Intangible Assets and Other Long-Lived Assets

        Intangible assets are amortized over the expected useful life of the asset. The Company evaluates the recoverability of intangible assets and other long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value.

  Property, Plant, and Equipment

        Property, plant and equipment ("PP&E") is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives or capacity of existing PP&E. In general, depreciation is computed using the straight-line method. Factory machinery and equipment is depreciated over periods ranging from 5 to 25 years and buildings and building equipment over periods ranging from 10 to 50 years. Maintenance and repairs are expensed as incurred. Costs assigned to PP&E of acquired businesses are based on estimated fair values at the date of acquisition.

  Revenue Recognition

        The Company recognizes sales, net of estimated discounts and allowances, when the title to the products and risk of loss are transferred to customers. Provisions for rebates to customers are provided in the same period that the related sales are recorded.

  Shipping and Handling Costs

        Shipping and handling costs are included with manufacturing, shipping, and delivery costs in the Consolidated Statements of Operations.

  Income Taxes on Undistributed Earnings

        In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

  Foreign Currency Translation

        The assets and liabilities of most subsidiaries and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity. For the year ended December 31, 2001, the Company's subsidiaries located in Venezuela operated in a "highly inflationary" economy. Therefore, certain assets of those subsidiaries were translated at historical exchange rates and all translation adjustments were reflected in the statements of Consolidated Results of Operations. During 2002, the subsidiaries in Venezuela were no longer considered operating in a "highly inflationary" economy. Assets and liabilities were translated at current exchange rates with any related translation adjustments being recorded directly to share owners' equity.

  Accounts Receivable

        Receivables are stated at amounts estimated by management to be the net realizable value. The Company charges off accounts receivable when it becomes apparent based upon age or customer circumstances that amounts will not be collected.

  Allowance for Doubtful Accounts

        The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk.

  Stock Options

        The Company participates in three nonqualified stock option plans of OI Inc., which are described more fully in Note 11. The Company has adopted the disclosure-only provisions (intrinsic value method) of FAS No. 123, "Accounting for Stock-Based Compensation." All options have been granted at prices equal to the market price of the OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by FAS No. 123, pro forma net income (loss) would have been as follows:

	2003	2002	2001
Net income (loss):
As reported	$(698.3)	$(151.4)	$356.6
Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(6.4)	(9.1)	(8.9)

Pro forma	$(704.7)	$(160.5)	$347.7

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2003	2002	2001
Expected life of options	5 years	5 years	5 years
Expected stock price volatility	72.7%	71.5%	69.8%
Risk-free interest rate	3.1%	4.5%	4.9%
Expected dividend yield	0.0%	0.0%	0.0%

New Accounting Standards

        FAS No. 132 (Revised). In December 2003, the Financial Accounting Standards Board issued FAS No. 132 (Revised) "Employers' Disclosure about Pensions and Other Postretirement Benefits". The revised statement requires additional disclosures to those in the original FAS No. 132 about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Except for certain disclosures for foreign pension plans and for benefit obligations, FAS No. 132 (Revised) was effective for financial statements with fiscal years ending after December 15, 2003 and was adopted by the Company.

        FAS No. 142. On January 1, 2002, the Company adopted FAS No. 142, "Goodwill and Other Intangible Assets". As required by FAS No. 142, Goodwill is no longer being amortized, but is being evaluated annually as of October 1, for impairment or more frequently if an impairment indicator exists.

        The following earnings data for 2001 have been presented on an adjusted basis to eliminate goodwill amortization of $55.9 million, for 2001 as required by FAS No. 142. The earnings data for 2003 and 2002 have been presented to provide comparative data to the 2001 adjusted earnings.

	2003	2002	2001
	(Actual)	(Actual)	(Adjusted)
Earnings (loss) from continuing operations before cumulative effect of accounting change	$(37.6)	$270.6	$420.9
Net earnings (loss)	$(698.3)	$(151.4)	$448.9

        FAS No. 145. In April 2002, the FASB issued FAS No. 145, "Rescission of FASB Statements No. 4, No. 44, and No. 64, Amendment of FASB Statement No. 13, and Technical Corrections". Among other things, FAS No. 145 requires gains and losses from early extinguishment of debt to be included in income from continuing operations instead of being classified as extraordinary items as previously required by generally accepted accounting principles. FAS No. 145 is effective for fiscal years beginning after May 15, 2002 and was adopted by the Company on January 1, 2003. Any gain or loss on early extinguishment of debt that was classified as an extraordinary item in periods prior to adoption must be reclassified into income from continuing operations. The Company has reclassified $9.6 million and $4.1 million of extraordinary charges for 2002 and 2001, respectively. Interest expense was increased by $15.4 million and $6.6 million and the provision for income taxes was decreased by $5.8 million and $2.5 million for 2002 and 2001, respectively. Amounts above include an increase to interest expense for discontinued operations of $6.3 million and $1.9 million and the provision for income taxes was decreased by $2.4 million and $0.7 million for 2002 and 2001, respectively.

        FIN 46 (Revised). In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 sets forth the criteria used in determining whether an investment in a variable interest entity ("VIE") should be consolidated and is based on the general premise that a company that controls another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 is effective at the end of periods ending after December 15, 2003 for companies that have interest in structures that are commonly referred to as special-purpose entities. FIN No. 46 is effective for all other types of variable interest entities for periods ending after March 15, 2004. The Company does not have an interest in any structure that would be considered a special-purpose entity and therefore, FIN No. 46 will be adopted by the Company on March 31, 2004. Adoption of this interpretation is not expected to have a material impact on the Company's results of operations or financial position.

2.    Changes in Components of Working Capital Related to Operations

        Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

	2003	2002	2001
Decrease (increase) in current assets:
Short-term investments	$(9.1)	$(1.1)	$3.2
Receivables	13.7	34.8	(0.2)
Inventories	(23.7)	(70.4)	43.2
Prepaid expenses	2.0	(13.9)	3.4
Increase (decrease) in current liabilities:
Accounts payable	(13.3)	56.0	(36.1)
Accrued liabilities	(77.1)	20.6	(54.7)
Salaries and wages	(15.1)	2.8	12.6
U.S. and foreign income taxes	27.6	13.5	(41.0)

	$(95.0)	$42.3	$(69.6)

Working capital of continuing operations	(40.5)	18.1	(89.0)
Working capital of discontinued operations	(54.5)	24.2	19.4

	$(95.0)	$42.3	$(69.6)

3.    Inventories

        Major classes of inventory are as follows:

	2003	2002
Finished goods	$789.4	$684.9
Work in process	9.1	7.4
Raw materials	137.9	133.2
Operating supplies	73.7	68.0

	$1,010.1	$893.5

        If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $24.8 million and $17.8 million at December 31, 2003 and 2002, respectively.

        Inventories which are valued at the lower of standard costs (which approximate average costs) or market at December 31, 2003 and 2002 were approximately $649.2 million and $532.4 million, respectively.

4.    Equity Investments

        Summarized information pertaining to the Company's equity associates follows:

	2003	2002
At end of year:
Equity in undistributed earnings:
Foreign	$95.4	$94.2
Domestic	13.9	17.6

Total	$109.3	$111.8

Equity in cumulative translation adjustment	$(38.2)	$(51.3)

	2003	2002	2001
For the year:
Equity in earnings:
Foreign	$9.9	$9.5	$7.8
Domestic	17.2	17.5	11.0

Continuing operations	27.1	27.0	18.8
Discontinued operations			0.6

Total	$27.1	$27.0	$19.4

Dividends received	$31.1	$29.2	$18.2

5.    Long-Term Debt

        The following table summarizes the long-term debt of the Company at December 31, 2003 and 2002:

	2003	2002
Secured Credit Agreement:
Revolving Credit Facility:
Revolving Loans	$—	$1,825.0
Term Loans:
A Term Loan	460.0
B Term Loan	840.0
Senior Secured Notes:
8.875%, due 2009	1,000.0	1,000.0
7.75%, due 2011	450.0
8.75%, due 2012	625.0	625.0
Senior Notes:
8.25%, due 2013	450.0
Payable to OI Inc.	1,434.9	1,700.0
Other	137.0	148.7

	5,396.9	5,298.7
Less amounts due within one year	63.8	30.7

Long-term debt	$5,333.1	$5,268.0

        On June 13, 2003, the Company and its subsidiary borrowers entered into an Amended and Restated Secured Credit Agreement (the "Agreement") which provides for up to $1.9 billion of credit. The Agreement consists of a $600 million revolving credit facility and a $460 million A term loan, each of which has a final maturity date of April 1, 2007, and an $840 million B term loan, which has a final maturity date of April 1, 2008. Proceeds from borrowings under the Agreement were used to repay all amounts outstanding under the Company's $1.9 billion previous credit agreement which had been scheduled to mature on March 31, 2004.

        At December 31, 2003, the Company's subsidiary borrowers had unused credit of $438.1 million available under the Agreement.

        The interest rate on borrowings under the Revolving Credit Facility is, at the borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Revolving Credit Facility also includes a margin linked to the Company's Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 1.75% to 2.00% for Eurodollar loans and .75% to 1.00% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate minus .50%. The weighted average interest rate on borrowings outstanding under the Agreement at December 31, 2003 was 3.94%. Including the effects of cross-currency swap agreements related to borrowings under the Agreement by the Company's Australian and Canadian subsidiaries, as discussed in Note 9, the weighted average interest rate was 6.78%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

        Borrowings under the Agreement are secured by substantially all of the assets of the Company's domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $3.7 billion. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and certain stock of certain foreign subsidiaries. All borrowings under the agreement are guaranteed by substantially all domestic subsidiaries of the Company for the term of the Agreement.

        The Agreement also requires, among other things, the maintenance of certain financial ratios, and restricts the creation of liens and certain types of business activities and investments.

        During May 2003, a subsidiary of the Company issued Senior Secured Notes totaling $450 million and Senior Notes totaling $450 million. The notes bear interest at 7.75% and 8.25%, respectively, and are due May 15, 2011 and May 15, 2013, respectively. Both series of notes are guaranteed by the Company and substantially all of its domestic subsidiaries. In addition, the assets of substantially all of the Company's domestic subsidiaries are pledged as security for the Senior Secured Notes. The indentures for the 7.75% Senior Secured Notes and the 8.25% Senior Notes have substantially the same restrictions as the 8.875% and 8.75% Senior Secured Notes. The issuing subsidiary used the net proceeds from the notes of approximately $880 million to purchase in a tender offer $263.5 million of OI Inc.'s $300 million 7.85% Senior Notes due 2004 and to repay borrowings under the previous credit agreement. Concurrently, available credit under the previous credit agreement was reduced to approximately $1.9 billion. As part of the issuance of these notes and the related tender offer, the Company recorded in the second quarter of 2003 additional interest charges of $13.2 million for note repurchase premiums and the related write-off of unamortized finance fees and $3.6 million for the write-off of unamortized finance fees related to the reduction of available credit under the previous credit agreement.

        Amounts paid to OI Inc. above equal OI Inc.'s total indebtedness. Interest costs on amounts payable to OI Inc. are charged to the Company in the same amount as incurred by OI Inc. The Company and a principal subsidiary of the Company guarantee the senior notes and debentures of OI Inc. on a subordinated basis. The fair value of the OI Inc. debt being guaranteed by the Company at December 31, 2003 was $1,471.6 million.

        Annual maturities for all of the Company's long-term debt through 2008 are as follows: 2004, $63.8 million; 2005, $410.0 million; 2006, $20.3 million; 2007, $776.4 million; and 2008, $1,094.4 million.

        Interest paid in cash aggregated $458.8 million for 2003, $372.1 million for 2002, and $424.7 million for 2001.

        Fair values at December 31, 2003, of the Company's significant fixed rate debt obligations are as follows:

	Principal Amount	Indicated Market Price	Fair Value
Senior Secured Notes:
8.875%, due 2009	$1,000.0	$109.50	$1,095.0
7.75%, due 2011	450.0	106.25	478.1
8.75%, due 2012	625.0	110.75	692.2
Senior Notes:
8.25%, due 2013	450.0	106.25	478.1

6.    Operating Leases

        Rent expense attributable to all warehouse, office buildings and equipment operating leases was $85.0 million in 2003, $72.1 million in 2002, and $68.7 million in 2001. Minimum future rentals under operating leases are as follows: 2004, $72.7 million; 2005, $53.4 million; 2006, $41.1 million; 2007, $29.0 million; and 2008, $17.1 million; and 2009 and thereafter, $31.9 million.

7.    Foreign Currency Translation

        Aggregate foreign currency exchange gains included in other costs and expenses were $2.2 million in 2003, $2.0 million in 2002, and $2.6 million in 2001.

8.    Derivative Instruments

        The terms of the Amended and Restated Secured Credit Agreement require that borrowings under the Agreement be denominated in U.S. dollars. In order to manage the exposure to fluctuating foreign exchange rates created by U.S. dollar borrowings by the Company's international subsidiaries, certain subsidiaries have entered into currency swaps for the principal amount of their borrowings under the Agreement and for their interest payments due under the Agreement.

        During the second quarter of 2003, the Company's subsidiary in Australia entered into a number of agreements that swap a total of U.S. $666 million of borrowings into 1,050 million Australian dollars. These derivative instruments swap both the interest and principal from U.S. dollars to Australian dollars and also swap the interest rate from a U.S.-based rate to an Australian-based rate. These agreements have various maturity dates ranging from April 2004 through May 2005.

        The Company's subsidiaries in Australia, Canada, the United Kingdom and several other European countries have also entered into short term forward exchange contracts which effectively swap additional intercompany and external borrowings by each subsidiary into its local currency. These contracts swap both the interest and principal amount of borrowings in excess of amounts covered by the swap contracts described above.

        The Company recognizes the above derivatives on the balance sheet at fair value, and the Company accounts for them as fair value hedges. Accordingly, the changes in the value of the swaps are recognized in current earnings and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For year ended December 31, 2003, the amount not offset was immaterial.

        In the fourth quarter of 2003, the Company entered into a series of interest rate swap agreements with a total notional amount of $700 million that mature from 2007 through 2010. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, as required by FAS No. 133 the Company recorded the fair market values of the swaps as a net other long-term liability along with a corresponding net decrease to the hedged debt.

        Under the swaps the Company receives fixed rate interest amounts (equal to interest on the corresponding note hedged) and pays interest at a six month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense over the term of the agreement.

        The following selected information relates to fair value at December 31, 2003 of swaps of OI Inc.'s public notes made by the Company through intercompany loans (based on a projected U.S. LIBOR rate of 1.49%):

	Amount Hedged	Average Receive Rate	Average Spread	Asset (Liability) Recorded
Senior Notes due 2007	$200.0	8.10%	4.3%	$1.3
Senior Notes due 2008	250.0	7.35%	3.5%	(1.2)
Senior Debentures due 2010	250.0	7.50%	3.2%	(1.7)

Total	$700.0			$(1.6)

        The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in earnings or cash flows from future market price movements. The Company continually evaluates the natural gas market with respect to its future usage requirements. The Company generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months. At December 31, 2003, the Company had entered into commodity futures contracts for approximately 75% (approximately 18,000,000 MM BTUs) of its expected North American natural gas usage for the full year of 2004.

        The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

        The above futures contracts are accounted for as cash flow hedges at December 31, 2003. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

        At December 31, 2003, an unrealized net gain of $1.0 million, after tax of $0.5 million, related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the years ended December 31, 2003 and 2002.

        The Company's international affiliates may enter into short-term forward exchange agreements to purchase foreign currencies at set rates in the future. These foreign currency forward exchange agreements are used to limit exposure to fluctuations in foreign currency exchange rates for all significant planned purchases of fixed assets or commodities that are denominated in a currency other than the affiliate's functional currency. Affiliates may also use forward exchange agreements to offset the foreign currency risk for receivables and payables not denominated in their functional currency. The Company records these short-term forward exchange agreements on the balance sheet at fair value and changes in the fair value are recognized in current earnings.

9.    Accumulated Other Comprehensive Income (Loss)

        The components of comprehensive income (loss) are: (a) net earnings (loss); (b) change in fair value of certain derivative instruments; (c) adjustment of minimum pension liabilities; and, (d) foreign currency translation adjustments. The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

        The following table lists the beginning balance, yearly activity and ending balance of each component of accumulated other comprehensive income (loss):

	Net Effect of Exchange Rate Fluctuations	Deferred Tax Effect for Translation of Equity Investment	Change in Minimum Pension Liability (net of tax)	Change in Certain Derivative Instruments (net of tax)	Total Accumulated Comprehensive Income (Loss)
Balance on January 1, 2001	$(530.8)	$24.4	$—	$—	$(506.4)
2001 Change	(70.0)	2.6		(2.5)	(69.9)

Balance on December 31, 2001	(600.8)	27.0		(2.5)	(576.3)
2002 Change	80.5	(1.0)	(91.5)	4.7	(7.3)

Balance on December 31, 2002	(520.3)	26.0	(91.5)	2.2	(583.6)
2003 Change	365.6	(4.6)	(19.3)	(1.2)	340.5

Balance on December 31, 2003	$(154.7)	$21.4	$(110.8)	$1.0	$(243.1)

        The change in minimum pension liability for 2002 and 2003 was net of tax of $39.2 million and $1.4 million, respectively. The change in minimum pension liability for 2003 included $10.1 million ($14.7 million pretax) of translation effect on the minimum pension liability recorded in 2002.

        The change in certain derivative instruments for 2001, 2002 and 2003 was net of tax of $1.3 million, $2.5 million, and $0.7 million, respectively.

10.    Income Taxes

        Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Accrued postretirement benefits	$99.6	$88.2
Tax loss carryovers	41.9	156.9
Alternative minimum tax credits	22.7	23.6
Other, principally accrued liabilities	211.0	149.1

Total deferred tax assets	675.2	417.8
Deferred tax liabilities:
Property, plant and equipment	342.9	334.1
Prepaid pension costs	291.4	299.9
Inventory	30.5	30.1
Other	118.3	107.9

Total deferred tax liabilities	783.1	772.0
Valuation allowance	(137.4)

Net deferred tax liabilities	$(245.3)	$(354.2)

        Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2003 and 2002 as follows:

	2003	2002
Prepaid expenses	$51.1	$45.1
Deposits, receivables, and other assets	41.3
Deferred tax liability	(337.7)	(399.3)

Net deferred tax liabilities	$(245.3)	$(354.2)

        The provision (benefit) for income taxes consists of the following (certain amounts from prior years have been reclassified to conform to current year presentation):

	2003	2002	2001
Current:
U.S. Federal	$—	$—	$8.0
State	1.6	1.4	19.4
Foreign	55.3	74.9	31.7

	56.9	76.3	59.1

Deferred:
U.S. Federal	(17.2)	68.0	189.7
State	(6.1)	8.7	1.2
Foreign	(1.8)	(10.9)	33.9

	(25.1)	65.8	224.8

Total:
U.S. Federal	(17.2)	68.0	197.7
State	(4.5)	10.1	20.6
Foreign	53.5	64.0	65.6

	$31.8	$142.1	$283.9

Total for continuing operations	$23.8	$116.4	$266.4
Total for discontinued operations	8.0	25.7	17.5

	$31.8	$142.1	$283.9

        The provision for income taxes was calculated based on the following components of earnings (loss) before income taxes (certain amounts from prior years have been reclassified to conform to current year presentation):

	2003	2002	2001
Continuing operations
Domestic	$(167.4)	$136.8	$531.4
Foreign	179.4	275.7	119.5

	$12.0	$412.5	$650.9

Discontinued operations
Domestic	$(670.4)	$49.4	$(21.2)
Foreign	17.7	14.3	30.9

	$(652.7)	$63.7	$9.7

        Income taxes paid (received) in cash were as follows:

	2003	2002	2001
Domestic	$1.4	$(9.0)	$8.1
Foreign	51.1	51.2	52.1

	$52.5	$42.2	$60.2

        A reconciliation of the provision (benefit) for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows (certain amounts from prior years have been reclassified to conform to current year presentation):

	2003	2002	2001
Pretax earnings from continuing operations at statutory U.S. Federal tax rate	$4.2	$144.4	$227.8
Increase (decrease) in provision for income taxes due to:
Amortization of goodwill			18.7
Write-down of equity investment	17.5
State taxes, net of federal benefit	(3.1)	3.2	11.8
International rate differences	(14.6)	(24.0)	(3.0)
Ardagh note	11.1
Adjustment for non-U.S. tax law changes	(9.1)	(5.7)	5.8
Other items	17.8	(1.5)	5.3

Provision for income taxes	$23.8	$116.4	$266.4

Effective tax rate	198.3%	28.2%	40.9%

        At December 31, 2003, the Company had unused net operating losses and research tax credits expiring from 2007 to 2024.

        The Company also has unused alternative minimum tax credits which do not expire and which will be available to offset future U.S. Federal income tax.

        At December 31, 2003, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $642.3 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

        In 2003, the Company entered into an agreement with the trustee of an insolvent Canadian entity. At the conclusion of its insolvency proceedings, the entity was merged with the Company's Canadian operating subsidiary, thereby establishing a loss that can be carried forward and applied against future taxable earnings of the Company's Canadian manufacturing operations. Based on its historical and projected taxable earnings in Canada, the Company provided a valuation allowance for the net deferred tax assets in Canada, including the tax loss carryforwards. The Company presently intends to reverse a portion of the valuation allowance each year related to loss carryforwards that are utilized during the year.

11.    Stock Options

        The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

12.    Pension Benefit Plans

        Net credits to results of operations for all of the Company's pension plans and certain deferred compensation arrangements amounted to $17.8 million in 2003, $72.5 million in 2002, and $83.4 million in 2001.

        The Company has defined benefit pension plans covering substantially all employees located in the United States, the United Kingdom, Australia, and Canada. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. The Company's policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. The following tables relate to the Company's principal defined benefit pension plans in the United States, the United Kingdom, Australia, and Canada.

        The Company's defined benefit pension plans in the United States, the United Kingdom, Australia, and Canada use a December 31 measurement date.

        The changes in the pension benefit obligations for the year were as follows (certain amounts from prior year have been restated to conform to current year presentation):

	2003	2002
Obligations at beginning of year	$2,752.4	$2,520.6
Change in benefit obligations:
Service cost	48.8	38.8
Interest cost	179.1	172.4
Actuarial loss, including effect of changing discount rates	211.4	165.3
Participant contributions	5.1	3.6
Benefit payments	(219.4)	(197.7)
Plan amendments	0.7	7.1
Foreign currency translation	110.6	41.5
Other	1.3	0.8

Net increase in benefit obligations	337.6	231.8

Obligations at end of year	$3,090.0	$2,752.4

        The changes in the fair value of the pension plans' assets for the year were as follows:

	2003	2002
Fair value at beginning of year	$2,483.9	$2,744.0
Change in fair value:
Actual gain (loss) on plan assets	483.2	(113.7)
Benefit payments	(219.4)	(197.7)
Employer contributions	35.1	14.7
Participant contributions	5.1	3.6
Foreign currency translation	82.0	33.2
Other		(0.2)

Net increase (decrease) in fair value of assets	386.0	(260.1)

Fair value at end of year	$2,869.9	$2,483.9

        The funded status of the pension plans at year end was as follows:

	2003	2002
Plan assets at fair value	$2,869.9	$2,483.9
Projected benefit obligations	3,090.0	2,752.4

Plan assets less than projected benefit obligations	(220.1)	(268.5)
Net unrecognized items:
Actuarial loss	1,157.7	1,143.7
Prior service cost	45.2	50.0

	1,202.9	1,193.7

Net amount recognized	$982.8	$925.2

        The net amount recognized is included in the Consolidated Balance Sheets at December 31, 2003 and 2002 as follows:

	2003	2002
Prepaid pension	$967.1	$925.5
Accrued pension, included with other liabilities	(45.4)	(50.9)
Minimum pension liability, included with other liabilities	(107.3)	(92.2)
Intangible asset, included with deposits and other assets	12.4	12.1
Accumulated other comprehensive income	156.0	130.7

Net amount recognized	$982.8	$925.2

        The accumulated benefit obligation for all defined benefit pension plans was $2,823.8 million and $2,530.1 million at December 31, 2003 and 2002, respectively.

        The components of the net pension credit for the year were as follows:

	2003	2002	2001
Service cost	$48.8	$38.8	$36.6
Interest cost	179.1	172.4	169.3
Expected asset return	(275.1)	(303.4)	(311.0)
Amortization:
Prior service cost	6.8	7.6	7.6
Loss	10.5	1.1	0.5

Net amortization	17.3	8.7	8.1

Net credit	$(29.9)	$(83.5)	$(97.0)

Total for continuing operations	$(29.9)	$(79.0)	$(90.8)
Total for discontinued operations	—	(4.5)	(6.2)

	$(29.9)	$(83.5)	$(97.0)

        The following information is for plans with accumulated benefit obligations in excess of the fair value of plan assets at year end:

	2003	2002
Accumulated benefit obligations	$632.3	$513.5
Fair value of plan assets	479.9	372.4

        The weighted average assumptions used to determine benefit obligations were as follows:

	2003	2002
Discount rate	6.10%	6.52%
Rate of compensation increase	4.71%	4.72%

        The weighted average assumptions used to determine net periodic pension costs were as follows:

	2003	2002	2001
Discount rate	6.52%	6.95%	7.14%
Rate of compensation increase	4.72%	4.78%	4.82%
Expected long-term rate of return on assets	8.71%	9.64%	10.12%

        Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases as presented above. Amortization included in net pension credits is based on the average remaining service of employees.

        As of December 31, 2002, the Company recognized a minimum pension liability for the pension plan in the United Kingdom that was equal to the difference between the accumulated benefit obligation over plan assets. In addition to eliminating the prepaid pension asset, additional amounts were recognized as an intangible asset and a reduction of equity. Pursuant to this requirement, the Company recorded a minimum pension liability of $92.2 million, an intangible asset of $12.1 million, and accumulated other comprehensive loss of $130.7 million. As of December 31, 2003, the Company updated the minimum pension liability from the December 31, 2002 amounts. Pursuant to this requirement, the Company reduced the minimum pension liability by $1.2 million, reduced the intangible asset by $1.5 million, and increased accumulated other comprehensive income by $4.8 million.

        As of December 31, 2003 and 2002, the Company recognized an additional minimum pension liability for the pension plan in Canada that was equal to the difference between the accumulated benefit obligation over plan assets in excess of accrued pension cost. In addition to recording the additional minimum liability, additional amounts were recognized as an intangible asset and a reduction of equity. Pursuant to this requirement, the Company recorded, as of December 31, 2003, an additional minimum pension liability of $6.2 million, an intangible asset of $0.3 million, and accumulated other comprehensive loss of $5.8 million.

        For 2003, the Company's weighted average expected long-term rate of return on assets was 8.71%. In developing this assumption, the Company evaluated input from its third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions. The Company also considered its historical 10-year average return (through December 31, 2002), which was in line with the expected long-term rate of return assumption for 2003.

        The weighted average actual asset allocations and weighted average target allocation ranges by asset category for the Company's pension plan assets were as follows:

	Actual Allocation
			Target Allocation Ranges
	2003	2002
Asset Category
Equity securities	68%	61%	58–68%
Debt securities	24%	30%	23–33%
Real estate	7%	8%	2–12%
Other	1%	1%	0–2%
Total	100%	100%

        It is the Company's policy to invest pension plan assets in a diversified portfolio consisting of an array of asset classes within the above target asset allocation ranges. The investment risk of the assets is limited by appropriate diversification both within and between asset classes. The assets for both the U.S. and non-U.S. plans are primarily invested in a broad mix of domestic and international equities, domestic and international bonds, and real estate, subject to the target asset allocation ranges. The assets are managed with a view to ensuring that sufficient liquidity will be available to meet expected cash flow requirements.

        Plan assets at December 31, 2003 and 2002 included 14,423,621 shares of OI Inc.'s common stock, which amounted to $171.5 million or 6.0% of total plan assets as of December 31, 2003 and $210.3 million or 8.5% of total plan assets as of December 31, 2002.

        The Company expects to contribute $33.9 million to its defined benefit pension plans in 2004.

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2004	$206.4
2005	199.9
2006	203.2
2007	206.6
2008	213.1
2009–2013	1,167.2

        The Company also sponsors several defined contribution plans for all salaried and hourly U.S. employees. Participation is voluntary and participants' contributions are based on their compensation. The Company matches contributions of participants, up to various limits, in substantially all plans. Company contributions to these plans amounted to $8.6 million in 2003, $9.3 million in 2002, and $9.2 million in 2001.

13.    Postretirement Benefits Other Than Pensions

        The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees and substantially all employees in Canada. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service.

        The changes in the postretirement obligations for the year were as follows:

	2003	2002
Obligations at beginning of year	$352.3	$321.2
Change in benefit obligations:
Service cost	3.6	2.7
Interest cost	23.3	22.6
Actuarial loss, including the effect of changing discount rates	25.1	31.9
Benefit payments	(32.7)	(32.2)
Foreign currency translation	9.4	0.2
Other	(0.2)	5.9

Net change in benefit obligations	28.5	31.1

Obligations at end of year	$380.8	$352.3

        The funded status of the postretirement benefit plans at year end was as follows:

	2003	2002
Projected postretirement benefit obligations	$380.8	$352.3
Net unrecognized items:
Prior service credit	4.7	17.6
Actuarial loss	(100.7)	(78.4)

	(96.0)	(60.8)

Nonpension accumulated postretirement benefit obligations	$284.8	$291.5

        The components of the net postretirement benefit cost for the year were as follows:

	2003	2002	2001
Service cost	$3.6	$2.7	$1.8
Interest cost	23.3	22.6	20.5
Amortization:
Prior service credit	(13.0)	(13.0)	(13.0)
Loss	3.7	2.3	0.8

Net amortization	(9.3)	(10.7)	(12.2)

Net postretirement benefit cost	$17.6	$14.6	$10.1

Total for continuing operations	$17.3	$13.5	$9.0
Total for discontinued operations	0.3	1.1	1.1

	$17.6	$14.6	$10.1

        The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 6.21% and 6.72% at December 31, 2003 and 2002, respectively.

        The weighted average discount rate used to determine net postretirement benefit cost was 6.72%, 7.18%, and 7.50% at December 31, 2003, 2002, and 2001, respectively.

        The weighted average assumed health care cost trend rates at December 31 were as follows:

	2003	2002
Health care cost trend rate assumed for next year	10.56%	11.60%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.93%	5.94%
Year that the rate reaches the ultimate trend rate	2009	2009

        Assumed health care cost trend rates affect the amounts reported for the postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$2.1	$(1.7)
Effect on accumulated postretirement benefit obligations	20.0	(17.0)

        Amortization included in net postretirement benefit cost is based on the average remaining service of employees. The unamortized prior service credit of $4.7 million as of December 31, 2003, will be fully amortized during 2004.

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2004	$30.6
2005	30.5
2006	30.3
2007	30.1
2008	29.6
2009–2013	141.3

        Benefits provided by the Company for certain hourly retirees are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $8.7 million in 2003, $8.9 million in 2002, and $9.2 million in 2001. Postretirement health and life benefits for retirees of foreign subsidiaries are generally provided through the national health care programs of the countries in which the subsidiaries are located.

        During January 2004, the FASB issued FASB Staff Position ("FSP") 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act")", which permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. The guidance in this FSP is effective for interim or annual financial statements of fiscal years ending after December 7, 2003. The election to defer accounting for the Act is a one- time election that must be made before net periodic postretirement benefit costs for the period that includes the Act's enactment date are first included in reported financial information pursuant to the requirements of FAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". In accordance with FSP 106-1, the Company has elected to defer accounting for the effects of the Act and, accordingly, the measures of the accumulated postretirement benefit obligation and the net postretirement benefit cost shown above do not reflect the effects of the Act on the postretirement benefits. The Company has not determined the impact of the Act on these benefits.

14.    Other Revenue

        Other revenue in 2001 includes a gain of $457.3 million related to the sale of the Harbor Capital Advisors business and gains totaling $13.1 million related to the sale of the Company's label business and the sale of a minerals business in Australia.

15.    Other Costs and Expenses

        Other costs and expenses for the year ended December 31, 2003 included pretax charges of $244.2 million ($198.0 after tax) related to the following:

  •
  On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable. The notes were received from Ardagh in 1999 by the Company's wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc. The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances. The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Agreement. The notes were sold at a discount of approximately 22.6 million British pounds sterling which resulted in a loss of US$37.4 million (US$37.4 million after tax).

  •
  During the fourth quarter of 2003, the Company completed the sale of its assets related to the production of plastic trigger sprayers and finger pumps. Included in the sale were manufacturing facilities in Bridgeport, Connecticut and El Paso, Texas, in addition to related production assets at the Erie, Pennsylvania plant. As a result of the sale, the Company recorded a loss of $41.3 million ($25.8 million after tax) in the third and fourth quarters of 2003. The net cash proceeds from the sale of approximately $44 million, including liquidation of related working capital, were used to reduce debt.

  The Company's decision to sell the long-term notes receivable and its assets related to the production of plastic trigger sprayers and finger pumps is consistent with its objectives to improve liquidity and to focus on its core businesses.

  •
  In August of 2003, the Company initiated a review of its Plastics Packaging assets in the Asia Pacific region. The review was completed during the fourth quarter of 2003. The Company used a combination of estimated divestment cash flows, which included bid prices from potential purchasers, and partial liquidation values for certain assets to determine the net realizable values of the assets. The Company compared the estimated net realizable values to the book values of the asset and determined that an asset impairment existed. As a result, the Company recorded a charge of $43.0 million ($30.1 million after tax) to write-down the assets to realizable values. Certain of the plastics businesses in the Asia Pacific region operate in highly competitive markets leading to reduced profit margins. In addition, the Company's PET container business has lost a significant amount of business in the past few years. The reduced business and overall excess capacity in the industry has caused a reduction in the overall value of the business. The Company has entered into an agreement to sell a significant portion of its Asia Pacific plastic business for approximately $60 million (excluding PET container operations). The sale of this business is subject to certain regulatory and other approvals.

  •
  During the fourth quarter of 2003, the Company determined that the value of its 25% investment in a North American soda ash mining operation was impaired and not likely to recover. Increasing global competition and recent development of foreign sources of soda ash have created significant excess capacity in that industry. The resulting competitive environment caused management of the soda ash mining operation to significantly lower its projections of earnings and cash flows. Following an evaluation of future estimated earnings and cash flows, the Company determined that its carrying value should be written down to estimated fair value and recorded a $50 million charge in the fourth quarter which substantially reduced the carrying value of this equity method investment.

  •
  In August 2003, the Company announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June following a major leak in its only glass furnace. As a result, the Company recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in the third quarter of 2003.

  The closing of this factory resulted in the elimination of approximately 170 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $12 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $15 million in cash related to severance, benefits, lease commitments, plant clean-up, and other plant closing costs. The Company expects that a substantial portion of these costs will be paid out by the end of 2005.

  •
  In November 2003, the Company announced the permanent closing of its Milton, Ontario glass container factory. The closing of this factory is part of the Company's previously announced capacity utilization review. This closing is part of an effort to bring capacity and inventory levels in line with anticipated demand. As a result, the Company recorded a capacity curtailment charge of $20.1 million ($19.5 million after tax) in the fourth quarter of 2003.

  The closing of this factory in November 2003 resulted in the elimination of approximately 150 jobs and a corresponding reduction in the Company's workforce. The Company eventually expects to save approximately $8.5 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $8.0 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The Company expects that the majority of these costs will be paid out by the end of 2005.

  •
  In December 2003, the Company announced the permanent closing of its Perth, Australia glass container factory. The closing of this factory is part of the Company's previously announced capacity utilization review. This closing is part of an effort to reduce overall capacity in Australia and bring inventory levels in line with anticipated demand. The Perth plant's western location and small size contributed to the plant being a higher cost facility that was no longer economically feasible to operate. As a result, the Company recorded a capacity curtailment charge of $23.9 million ($17.4 million after tax) in other costs and expenses in the results of operations for 2003.

  The closing of this factory in December 2003 resulted in the elimination of approximately 107 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $9 million per year by closing this factory and eventually moving the production to other locations. The Company anticipates that it will pay out approximately $10 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The Company expects that the majority of these costs will be paid out by third quarter of 2004.

        Selected information related to the above glass container factory closings is as follows:

	Hayward	Milton	Perth	Total
Plant closing charges	$28.5	$20.1	$23.9	$72.5
Write-down of assets to net realizable value	(12.2)	(6.4)	(14.0)	(32.6)
Net cash paid	(4.1)	(1.7)	(4.5)	(10.3)

Remaining accruals related to plant closing charges as of December 31, 2003	$12.2	$12.0	$5.4	$29.6

        Other costs and expenses for the year ended December 31, 2001 included pretax charges of $105.0 million related to the following:

  •
  Impairment charges of $25.2 million to write down the majority of the long-lived assets at the Company's glass container facility in Puerto Rico. While the Company intends to continue to operate this facility, an analysis of cash flows indicated that the long-lived assets, including buildings, furnaces and factory equipment, were impaired.

  •
  Impairment charges of $16.5 million to substantially write off buildings, furnaces and factory equipment related to the permanent closing of a glass container facility in Venezuela.

  •
  Impairment charges of $19.0 million at various other international and domestic facilities in response to decisions about pricing and market strategy. These charges related to the permanent closing of the flat glass facility in Venezuela and the abandonment of certain equipment at various locations.

  •
  Other costs of $5.4 million related to closing facilities and reducing workforce. The total workforce reductions involved approximately 220 employees at a cost of approximately $4.0 million, substantially all of which had been paid out at December 31, 2002.

  •
  A charge of $31.0 million related to the loss on the sale of the Company's facilities in India.

  •
  A charge of $7.9 million related to restructuring manufacturing capacity in the medical devices business.

        Actions related to the 2001 restructuring and impairment charges were substantially completed during 2002.

        Selected information relating to the restructuring accruals that resulted from the 2001 and 2000 restructuring programs follow:

	Capacity realignment	Write-down of impaired property, plant and equipment	Total
Restructuring accruals at January 1, 2001	$57.7	$—	$57.7
Restructuring program and impairment—continuing operations	24.4	41.7	66.1
Restructuring program and impairment—discontinued operations	21.2		21.2
Reversal of second quarter 2001 restructuring charge—discontinued operations	(5.2)		(5.2)
Medical devices restructuring—continuing operations	7.9		7.9
Write-down of assets to net realizable value	(43.8)	(41.7)	(85.5)
Net cash paid	(24.7)		(24.7)

Remaining accruals at December 31, 2001	37.5	—	37.5

Write-down of assets to net realizable value	(16.6)		(16.6)
Net cash paid	(10.0)		(10.0)
Reversal of previous restructuring charges—continuing operations	(5.1)		(5.1)

Remaining accruals at December 31, 2002	$5.8	$—	$5.8

        Capacity realignment included charges for plant closing costs, severance benefits, and write-downs of assets for disposal or abandonment as a result of restructuring of manufacturing capacity. Write-downs of assets represented the majority of the charges for 2001.

        At the end of 2002, the 2001 and 2000 restructuring programs were substantially completed and the remaining accruals were no longer deemed to be material; therefore the activity in these restructuring accruals has not been presented for 2003.

16.    Additional Interest Charges from Early Extinguishment of Debt

        During 2003, the Company recorded additional interest charges of $13.2 million ($8.2 million after tax) for note repurchase premiums and related write-off of unamortized finance fees and $3.6 million ($2.5 million after tax) for the write-off of unamortized finance fees related to the reduction of available credit under the Company's previous bank credit agreement. During 2002, the Company wrote off unamortized deferred financing fees related to indebtedness repaid prior to its scheduled maturity. As a result, the Company recorded additional interest charges totaling $15.4 million ($9.6 million after tax). During 2001, the Company wrote off unamortized deferred financing fees related to indebtedness repaid prior to its scheduled maturity. As a result, the Company recorded additional interest charges totaling $6.6 ($4.1 million after tax). These 2002 and 2001 charges had been previously reported as extraordinary charges, net of income taxes, and were reclassified, as detailed above, to interest expense and provision for income taxes in accordance with FAS No. 145. Amounts above included the following for discontinued operations: 2003—$2.3 million ($1.6 million after tax), 2002—$6.3 million ($3.9 million after tax), 2001—$1.9 million ($1.2 million after tax).

17.    Contingencies

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants involved in asbestos claims pending at the beginning of, disposed of and filed during, and pending at the end of, each of the years listed (eliminating duplicate filings):

	2003	2002	2001
Pending at beginning of year	24,000	27,000	20,000
Disposed	21,000	24,000	24,000
Filed	26,000	21,000	31,000

Pending at end of year	29,000	24,000	27,000

        Approximately 92% of the plaintiffs and claimants either do not specify the monetary damages sought or, in the case of court filings, claim an amount sufficient to invoke the jurisdiction of the trial court. Fewer than 4% of the plaintiffs specify the maximum of their damages claim to be between $10 million and $33 million, while approximately 4% of the plaintiffs claim specific damage amounts ranging between $6 million to $122 million. A single suit pending since 1991 involving fewer than 0.1% of the plaintiffs and approximately 60 defendants, claims damages of $11 billion.

        As indicated by the foregoing summary, modern pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience discussed further below of litigating or resolving through settlement hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Rather, the amount potentially recoverable for a specific claimant is determined by other factors such as the claimant's severity of disease, product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, the claimant's history of smoking or exposure to other possible disease-causative factors, and the various other matters discussed further below.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of December 31, 2003 there are no more than 21,000 of such preexisting but presently unasserted claims against OI Inc. that are not included in the total of pending claims set forth above. OI Inc. further believes that the bankruptcies of additional co-defendants, as discussed below, resulted in an acceleration of the presentation and disposition of a number of these previously withheld preexisting claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributed to additional asbestos-related payments.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc., as of December 31, 2003, has disposed of the asbestos claims of approximately 306,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $5,900. Certain of these dispositions have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable totaled approximately $87 million at December 31, 2003 ($50 million at December 31, 2002) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution. In this regard, although the average of such payments has been somewhat higher following the implementation of the claims-handling agreements in the mid-1990s, the annual average amount has not varied materially from year to year in recent years.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of $2.7 billion through 2003, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the total asbestos-related cash payments will be moderately lower in 2004 compared to 2003 and will continue to decline thereafter as the preexisting but presently unasserted claims withheld under the claims handling agreements are presented to OI Inc. and as the number of potential future claimants continues to decrease. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc., (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel, (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

  a)
  the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

  b)
  the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

  c)
  the extent of decrease or increase in the inventory of pending serious disease cases;

  d)
  the extent to which OI Inc. is able to successfully defend itself at trial;

  e)
  the extent of actions by courts to eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

  f)
  the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

  g)
  the number and timing of co-defendant bankruptcies; and

  h)
  the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.

        OI Inc. expects to conduct a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability.

        The ultimate amount of distributions which may be required to be made by the Company and other subsidiaries of OI Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. OI Inc.'s reported results of operations for 2003 were materially affected by the $450 million fourth-quarter charge and asbestos-related payments continue to be substantial. Any possible future additional charge would likewise materially affect OI Inc.'s results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's and OI Inc.'s cost of borrowing and their ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund the Company's working capital and capital expenditure requirements on a short-term and long-term basis.

        In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), a wholly-owned subsidiary of the Company, in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen-scavenging material. CCS is a party to an agreement with Chevron Philips Chemical Company ("Chevron") under which Chevron has rights to sublicense certain CCS patents, including, Chevron believed, the patent involved in the suit against CPT. To avoid the cost of litigation, CPT took a sublicense from Chevron under the patent in suit and other patents. Chevron then entered the suit to defend and assert its right to sublicense the patent in suit to CPT. In November 2002, the Delaware District Court concluded that Chevron did not have the rights it purported to sublicense to CPT and entered a judgment to that effect on March 31, 2003.

        In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit. The Court's judgment will allow Constar to pursue its lawsuit against CPT, which is in its initial stages and had been stayed pending resolution of the Chevron claims. In the lawsuit, Constar seeks certain monetary damages and injunctive relief. CPT will continue to pursue all defenses available to it. However, if the Court were to reach conclusions adverse to CPT on the claims for monetary damages asserted by Constar, the Company believes such determination would not have a material adverse effect on the Company's consolidated results of operations and financial position, and any such damages could be covered in part by third-party indemnification. Additionally, an adverse decision with respect to Constar's request for injunctive relief is not likely to have a material adverse effect on the Company because it believes that it can pursue alternative technologies for the manufacture of multi-layer PET containers with barrier properties.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company in respect to this pending litigation cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

18.    Segment Information

        The Company operates in the rigid packaging industry. The Company has two reportable product segments within the rigid packaging industry: (1) Glass Containers and (2) Plastics Packaging. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America. Following the sale of a substantial portion of the Company's blow-molded plastic container operations which was completed on October 7, 2004, the Plastics Packaging segment consists of two business units—Healthcare Packaging and Closures and Specialty Products.

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries and excludes amounts related to certain items that management considers not representative of ongoing operations. The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Operating Profit for product segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. For the Company's U.S. pension plans, net periodic pension cost (credit) has been allocated to product segments. The information below is presented on a continuing operations basis, and therefore, the prior period amounts have been restated to remove the discontinued operations. See Note 21 for more information. Certain amounts from prior years have been reclassified to conform to current year presentation.

        Financial information regarding the Company's product segments is as follows:

	Glass Containers	Plastics Packaging	Other	Total Product Segments	Eliminations and Other Retained	Consolidated Totals
Net sales:
2003	$4,182.9	$792.7	$—	$4,975.6		$4,975.6
2002	3,875.2	746.0	—	4,621.2		4,621.2
2001	3,572.3	766.9	4.5	4,343.7		4,343.7
Segment Operating Profit:
2003	$658.8	$98.7	$—	$757.5	$(91.9)	$665.6
2002	709.0	136.0	—	845.0	(83.1)	761.9
2001	627.1	141.7	0.2	769.0	(64.0)	705.0
Items excluded from Segment Operating Profit:
2003:
Write-down of equity investment	$(50.0)			$(50.0)		$(50.0)
Capacity curtailment charges	(72.5)			(72.5)		(72.5)
Write-down of Plastics Packaging assets in the Asia Pacific region		$(43.0)		(43.0)		(43.0)
Loss on the sale of certain closures assets		(41.3)		(41.3)		(41.3)
Loss on the sale of notes receivable	(37.4)			(37.4)		(37.4)
2001:
Gain on the sale of a minerals business in Australia	10.3			10.3		10.3
Gain on the sale of the Company's label business			$2.8	2.8		2.8
Gain on the sale of the Company's Harbor Capital business					$457.3	457.3
2001:
Restructuring and impairment charges	(64.3)	(1.8)		(66.1)		(66.1)
Loss on the sale of the Company's facilities in India	(31.0)			(31.0)		(31.0)
Special employee benefit programs	(7.6)	(1.3)		(8.9)	(19.8)	(28.7)
Restructuring manufacturing capacity in the medical devices business		(7.9)		(7.9)		(7.9)

	Glass Containers	Plastics Packaging	Other	Total Product Segments	Eliminations and Other Retained	Consolidated Totals
Depreciation and amortization expense (1):
2003	$351.3	$62.9	$—	$414.2	$13.5	$427.7
2002	319.1	61.2	—	380.3	10.7	391.0
2001	298.3	55.9	5.4	359.6	13.1	372.7
Total assets (2):
2003	$6,277.2	$895.8	$—	$7,173.0	$2,291.4	$9,464.4
2002	5,851.6	1,013.1	—	6,864.7	2,924.1	9,788.8
2001	5,579.5	1,025.3	34.9	6,639.7	3,352.9	9,992.6
Capital expenditures (3):
2003
Continuing	$296.8	$50.2	$—	$347.0	$(2.6)	$344.4
Discontinued		87.1		87.1		87.1
2002
Continuing	319.2	72.0	—	391.2	4.6	395.8
Discontinued		100.2		100.2		100.2
2001
Continuing	351.3	69.5	0.5	421.3	2.9	424.2
Discontinued		107.7		107.7		107.7

(1)
Excludes goodwill amortization for 2001 for comparative purposes.

(2)
Assets of discontinued operations are included in eliminations and other retained.

(3)
Excludes property, plant and equipment acquired through acquisitions.

        Financial information regarding the Company's geographic segments is as follows:

	North America	Europe	Pacific Asia	South America	Total Geographic Segments
Net sales:
2003	$2,492.9	$1,197.0	$798.8	$486.9	$4,975.6
2002	2,512.5	953.1	694.2	461.4	4,621.2
2001	2,291.4	869.3	660.6	522.4	4,343.7
Segment Operating Profit:
2003	$379.2	$164.5	$118.9	$94.9	$757.5
2002	512.8	115.8	127.0	89.4	845.0
2001	464.2	90.9	120.6	93.3	769.0
Items excluded from Segment Operating Profit:
2003:
Write-down of equity investment	$(50.0)				$(50.0)
Capacity curtailment charge	(48.6)		$(23.9)		(72.5)
Write-down of Plastics Packaging assets in the Asia Pacific region			(43.0)		(43.0)
Loss on the sale of certain closures assets	(41.3)				(41.3)
Loss on the sale of notes receivable		$(37.4)			(37.4)
2001:
Gain on the sale of a minerals business in Australia			10.3		10.3
Gain on the sale of the Company's label business	2.8				2.8
Restructuring and impairment charges	(36.0)	(6.1)	(0.8)	$(23.2)	(66.1)

	North America	Europe	Pacific Asia	South America	Total Geographic Segments
Loss on the sale of the Company's facilities in India			$(31.0)		$(31.0)
Special employee benefit programs	$(5.7)	$(0.7)	(2.3)	$(0.2)	(8.9)
Restructuring manu-facturing capacity in the medical devices business	(7.9)				(7.9)

        The Company's net property, plant and equipment by geographic segment are as follows:

	United States	Foreign	Total
2003	$1,614.9	$1,772.1	$3,387.0
2002	1,729.7	1,594.4	3,324.1
2001	1,688.2	1,571.7	3,259.9

        The Company's net sales by geographic segment are as follows:

	United States	Foreign	Total
2003	$2,156.8	$2,818.8	$4,975.6
2002	2,191.2	2,430.0	4,621.2
2001	2,200.4	2,143.3	4,343.7

        Reconciliations to consolidated totals are as follows:

	2003	2002	2001
Revenues:
Net sales for reportable segments	$4,975.6	$4,621.2	$4,343.7
Royalties and net technical assistance	17.5	17.4	17.1
Equity earnings	27.1	27.0	18.8
Interest income	20.4	22.8	25.4
Other revenue	25.2	42.8	537.9

Total	$5,065.8	$4,731.2	$4,942.9

Reconciliation of Segment Operating Profit to earnings (loss) before income taxes, minority share owners' interest in earnings of subsidiaries and cumulative effect of accounting change:
Segment Operating Profit for reportable segments	$757.5	$845.0	$769.0
Items excluded from Segment Operating Profit	(244.2)		(100.8)
Eliminations and other retained items, excluding certain items below	(91.9)	(83.1)	(64.0)
Items excluded from eliminations and other retained items			437.5
Amortization of goodwill			(55.9)
Interest expense	(429.8)	(372.2)	(360.3)
Interest income	20.4	22.8	25.4

Total	$12.0	$412.5	$650.9

19.    Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2001, 2002 and 2003 are as follows:

	Glass Containers	Plastics Packaging	Total
Balance as of January 1, 2001	$1,536.5	$1,564.5	$3,101.0
Goodwill acquired during the year	85.8		85.8
Amortization—continuing operations	(44.5)	(11.4)	(55.9)
Amortization—discontinued operations		(36.4)	(36.4)
Translation effects	(64.4)	(2.1)	(66.5)
Other changes	(9.8)	(22.9)	(32.7)

Balance as of December 31, 2001	1,503.6	1,491.7	2,995.3
Write-down of goodwill		(460.0)	(460.0)
Translation effects	101.0	1.0	102.0
Other changes, principally adjustments to purchase price	48.0	5.9	53.9

Balance as of December 31, 2002	1,652.6	1,038.6	2,691.2
Write-down of goodwill—discontinued operations		(670.0)	(670.0)
Translation effects	285.5		285.5
Other changes, principally adjustments to acquisition-related deferred tax assets	(27.0)	0.5	(26.5)

Balance as of December 31, 2003	$1,911.1	$369.1	$2,280.2

        During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit. BEVs were calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after-tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. The BEV of each reporting unit was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS No. 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit of the Plastics Packaging segment. Following a review of the valuation of the assets of the consumer products reporting unit, the Company recorded an impairment charge of $460.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

        During the fourth quarter of 2003, the Company completed its annual impairment testing and determined that an impairment existed in the goodwill of its consumer products reporting unit. The consumer products unit operates in a highly competitive and fragmented industry. During the course of 2003, a number of the product lines within this reporting unit experienced price reductions, principally as a result of the Company's strategy to preserve and expand market share. The reduced pricing, along with continued capital expenditures, caused the Company to lower its earnings and cash flow projections for the consumer products reporting unit for several years following the measurement date (October 1, 2003) resulting in an estimated fair value for the unit that was lower than its book value. Following a review of the valuation of the unit's identifiable assets, the Company recorded an impairment charge of $670.0 million to reduce the reported value of its goodwill.

20.    Subsequent Events (Unaudited)

        On June 21, 2004, the Company completed the BSN Acquisition. Total consideration for the BSN Acquisition was approximately $1.3 billion, including the assumption of debt. BSN was the second largest glass container manufacturer in Europe with manufacturing facilities in France, Spain, Germany and Holland. The BSN Acquisition was financed with borrowings under the Company's Second Amended and Restated Secured Credit Agreement. In an agreement with the European Commission, the Company committed to divest two plants (located in Barcelona, Spain, and Corsico, Italy) as part of the transaction.

21.    Discontinued operations

        On October 7, 2004, the Company announced that it has completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company, a portfolio company of The Blackstone Group.

        Cash proceeds of approximately $1.2 billion were used to repay term loans under the Company's secured credit facility, which was amended to permit the sale.

        Included in the sale were 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries. The blow-molded plastic container operations were part of the consumer products business unit of the plastics packaging segment.

        As required by FAS No. 144, the Company has presented the results of operations for the blow-molded plastic container business in the Consolidated Results of Operations for the years ended December 31, 2003, 2002 and 2001 as a discontinued operation. Interest expense was allocated to discontinued operations based on debt that was required to be repaid from the proceeds. As such, the prior periods have been reclassified to conform to this presentation.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the condensed consolidated results of operation for the period indicated:

	Year ended December 31,
	2003	2002	2001
Revenues:
Net sales	$1,083.4	$1,019.2	$1,058.8
Other revenue	9.0	9.7	11.6

	1,092.4	1,028.9	1,070.4
Costs and expenses:
Manufacturing, shipping and delivery	949.3	840.5	859.1
Research, development and engineering	20.2	22.4	23.4
Selling and administrative	33.8	30.7	27.2
Interest	60.8	64.9	80.3
Other	681.0	6.7	70.7

	1,745.1	965.2	1,060.7

Earnings (loss) before items below	(652.7)	63.7	9.7
Provision for income taxes	8.0	25.7	17.5
Minority share owners' interests in earnings of subsidiaries			0.6

Net earnings (loss) from discontinued operations	$(660.7)	$38.0	$(8.4)

        Other costs and expenses for the year ended December 31, 2003 include an impairment charge of $670.0 million to reduce the reported value of goodwill in the consumer products reporting unit.

        The condensed consolidated balance sheets at December 31, 2003 and 2002 included the following assets and liabilities:

	Balance at December 31,
	2003	2002
Assets:
Inventories	$155.0	$146.4
Accounts receivable	112.1	91.9
Other current assets	14.8	18.1

Total current assets	281.9	256.4
Goodwill	149.0	819.0
Other long-term assets	79.2	81.5
Net property, plant and equipment	729.2	723.4

Total assets	$1,239.3	$1,880.3

Liabilities:
Accounts payable and other current liabilities	$103.0	$128.7
Other long-term liabilities	64.0	94.7

Total liabilities	$167.0	$223.4

22.    Financial Information for Subsidiary Guarantors and Non-Guarantors

        The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent"); (2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries that guarantee the 8 7/8%, 8 3/4% and 7 3/4% Senior Secured Notes of the Issuer and the 8 1/4% Senior Notes of the Issuer (the "Guarantor Subsidiaries"); and (4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100%-owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

        Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminations relate to investments in subsidiaries and inter-company balances and transactions.

	December 31, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Current assets:
Accounts receivable	$—	$68.2	$136.0	$565.5	$—	$769.7
Inventories		184.4	214.1	612.8	(1.2)	1,010.1
Other current assets		3.4	75.4	200.7	1.2	280.7

Total current assets	—	256.0	425.5	1,379.0	—	2,060.5
Investments in and advances to subsidiaries	2,957.0	2,801.0	35.7		(5,793.7)	—
Goodwill		544.1	370.3	1,365.8		2,280.2
Other non-current assets		270.3	1,142.9	328.4	(4.9)	1,736.7

Total other assets	2,957.0	3,615.4	1,548.9	1,694.2	(5,798.6)	4,016.9
Property, plant and equipment, net		577.7	1,037.5	1,771.8		3,387.0

Total assets	$2,957.0	$4,449.1	$3,011.9	$4,845.0	$(5,798.6)	$9,464.4

Current liabilities:
Accounts payable and accrued liabilities	$—	$234.0	$279.7	$583.9	$(1.6)	$1,096.0
Short-term loans and long-term debt due within one year	36.5		0.1	55.8		92.4

Total current liabilities	36.5	234.0	279.8	639.7	(1.6)	1,188.4
Long-term debt	1,398.4	3,365.0	0.7	569.0		5,333.1
Other non-current liabilities and minority interests		51.3	573.2	791.0	5.3	1,420.8
Investments by and advances from parent		798.8	2,158.2	2,845.3	(5,802.3)	—
Share owner's equity	1,522.1					1,522.1

Total liabilities and share owner's equity	$2,957.0	$4,449.1	$3,011.9	$4,845.0	$(5,798.6)	$9,464.4

	December 31, 2002
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Current assets:
Accounts receivable	$—	$149.7	$110.4	$515.3	$(73.5)	$701.9
Inventories		172.7	223.7	498.4	(1.3)	893.5
Other current assets		(2.7)	85.8	136.5	3.9	223.5

Total current assets	—	319.7	419.9	1,150.2	(70.9)	1,818.9
Investments in and advances to subsidiaries	3,722.1	2,154.9	28.5		(5,905.5)	—
Goodwill		548.0	1,039.7	1,103.5		2,691.2
Other non-current assets		328.9	1,114.5	508.1	3.1	1,954.6

Total other assets	3,722.1	3,031.8	2,182.7	1,611.6	(5,902.4)	4,645.8
Property, plant and equipment, net		621.7	1,107.3	1,595.1		3,324.1

Total assets	$3,722.1	$3,973.2	$3,709.9	$4,356.9	$(5,973.3)	$9,788.8

Current liabilities:
Accounts payable and accrued liabilities	$—	$242.4	$280.3	$557.3	$(55.8)	$1,024.2
Short-term loans and long-term debt due within one year			0.1	78.1		78.2

Total current liabilities	—	242.4	280.4	635.4	(55.8)	1,102.4
Long-term debt	1,700.0	2,033.0	667.3	867.7		5,268.0
Other non-current liabilities and minority interests		84.8	653.1	649.9	8.5	1,396.3
Investments by and advances from parent		1,613.0	2,109.1	2,203.9	(5,926.0)	—
Share owner's equity	2,022.1					2,022.1

Total liabilities and share owner's equity	$3,722.1	$3,973.2	$3,709.9	$4,356.9	$(5,973.3)	$9,788.8

	Year ended December 31, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$1,597.0	$608.8	$2,871.9	$(102.1)	$4,975.6
Interest		0.7	1.4	18.3		20.4
Equity earnings from subsidiaries	(37.6)	42.8	8.3		(13.5)	—
Other equity earnings		8.1	10.7	8.3		27.1
Other revenue		49.3	3.8	21.6	(32.0)	42.7

Total revenue	(37.6)	1,697.9	633.0	2,920.1	(147.6)	5,065.8
Manufacturing, shipping, and delivery		1,322.2	457.4	2,320.1	(131.8)	3,967.9
Research, engineering, selling, administrative, and other		115.0	188.4	352.8	(0.1)	656.1
Net intercompany interest	(59.5)	3.0	45.6	10.9		—
Other interest expense	59.5	238.2	15.7	116.4		429.8

Total costs and expense	—	1,678.4	707.1	2,800.2	(131.9)	5,053.8
Earnings (loss) from continuing operations before items below	(37.6)	19.5	(74.0)	119.8	(15.7)	12.0
Provision (credit) for income taxes		(0.6)	(29.3)	54.2	(0.5)	23.8
Minority share owners' interests in earnings of subsidiaries				24.7	1.1	25.8

Earnings (loss) from continuing operations	(37.6)	20.1	(44.8)	41.0	(16.3)	(37.6)
Net (loss) earnings from discontinued operations	(660.7)		(670.8)	10.1	660.7	(660.7)

Net (loss) earnings	$(698.3)	$20.1	$(715.6)	$51.1	$644.4	$(698.3)

	Year ended December 31, 2002
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$1,625.3	$595.8	$2,499.8	$(99.7)	$4,621.2
Interest			1.9	20.9		22.8
Equity earnings from subsidiaries	264.8	181.3	20.8		(466.9)	—
Other equity earnings		13.3	5.6	8.1		27.0
Other revenue		47.7	12.2	32.2	(31.9)	60.2

Total revenue	264.8	1,867.6	636.3	2,561.0	(598.5)	4,731.2
Manufacturing, shipping, and delivery		1,261.8	426.0	2,004.5	(119.4)	3,572.9
Research, engineering, selling, administrative, and other		82.7	138.8	152.1		373.6
Net intercompany interest	(83.0)	82.0	(5.1)	6.1		—
Other interest expense	83.0	126.6	45.1	117.5		372.2

Total costs and expense	—	1,553.1	604.8	2,280.2	(119.4)	4,318.7
Earnings from continuing operations before items below	264.8	314.5	31.5	280.8	(479.1)	412.5
Provision (credit) for income taxes	(5.8)	52.6	3.3	62.4	3.9	116.4
Minority share owners' interests in earnings of subsidiaries				23.8	1.7	25.5

Earnings from continuing operations before cumulative effect of accounting change	270.6	261.9	28.2	194.6	(484.7)	270.6
Net (loss) earnings from discontinued operations	38.0		30.5	7.5	(38.0)	38.0
Cumulative effect of accounting change	(460.0)	(47.0)	(413.0)	(57.1)	517.1	(460.0)

Net earnings (loss)	$(151.4)	$214.9	$(354.3)	$145.0	$(5.6)	$(151.4)

	Year ended December 31, 2001
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$1,636.6	$610.4	$2,179.8	$(83.1)	$4,343.7
Interest		0.4	2.8	22.2		25.4
Equity earnings from subsidiaries	362.5	31.2	33.6		(427.3)	—
Other equity earnings		10.9	4.3	3.7	(0.1)	18.8
Other revenue		36.7	505.4	37.3	(24.4)	555.0

Total revenue	362.5	1,715.8	1,156.5	2,243.0	(534.9)	4,942.9
Manufacturing, shipping, and delivery		1,297.5	424.9	1,742.8	(105.9)	3,359.3
Research, engineering, selling, administrative, and other		112.0	197.9	261.5	1.0	572.4
Net intercompany interest	$(126.0)	135.4	(15.6)	6.2		—
Other interest expense	126.0	70.1	44.2	120.0		360.3

Total costs and expense	—	1,615.0	651.4	2,130.5	(104.9)	4,292.0
Earnings from continuing operations before items below	362.5	100.8	505.1	112.5	(430.0)	650.9
Provision for income taxes	(2.5)	31.4	185.9	50.1	1.5	266.4
Minority share owners' interests in earnings of subsidiaries				22.3	(2.8)	19.5

Earnings from continuing operations	365.0	69.4	319.2	40.1	(428.7)	365.0
Net (loss) earnings of discontinued operations	(8.4)		(33.1)	24.7	8.4	(8.4)

Net earnings	$356.6	$69.4	$286.1	$64.8	$(420.3)	$356.6

	Year ended December 31, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$—	$62.8	$15.3	$417.6	$49.8	$545.5
Investing Activities:
Additions to property, plant, and equipment		(60.4)	(110.6)	(260.5)		(431.5)
Proceeds from sale of notes receivable				163.0		163.0
Acquisitions, net of cash acquired						—
Proceeds from sales		4.2	46.3	16.2		66.7

Cash used in investing activities	—	(56.2)	(64.3)	(81.3)	—	(201.8)

Financing Activities:
Net change in payable to OI Inc.	(263.5)					(263.5)
Net distribution to OI Inc.	(210.3)					(210.3)
Change in intercompany transactions	473.8	(1,385.3)	699.0	261.6	(49.1)	(0.0)
Change in short term debt				(28.0)		(28.0)
Payments of long term debt		(642.6)	(666.6)	(490.7)		$(1,799.9)
Borrowings of long term debt		1,974.6		179.9		2,154.5
Net payments for debt-related hedging activity		74.2		(197.3)		(123.1)
Payment of finance fees		(27.4)	(0.8)	(16.3)		(44.5)

Cash provided by (used in) financing activities	—	(6.5)	31.6	(290.8)	$(49.1)	(314.8)
Effect of exchange rate change on cash				8.1		8.1

Net change in cash	—	0.1	(17.4)	53.6	0.7	37.0
Cash at beginning of period	—	0.1	24.2	102.1	—	126.4

Cash at end of period	$—	$0.2	$6.8	$155.7	$0.7	$163.4

	Year ended December 31, 2002
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$—	$104.2	$188.7	$506.5	$—	$799.4
Investing Activities:
Additions to property, plant, and equipment		(83.5)	(138.4)	(274.1)		(496.0)
Acquisitions, net of cash acquired				(17.6)		(17.6)
Proceeds from sales		3.2	22.3	13.5		39.0

Cash used in investing activities	—	(80.3)	(116.1)	(278.2)	—	(474.6)

Financing Activities:
Net distribution to OI Inc.	(211.0)					(211.0)
Change in intercompany transactions	211.0	(367.7)	118.0	38.7		—
Change in short term debt				17.5		17.5
Payments of long term debt		(1,346.9)	(188.8)	(655.1)		(2,190.8)
Borrowings of long term debt		1,718.5	0.1	410.7		2,129.3
Collateral deposits for certain derivatives				(70.9)		(70.9)
Payment of finance fees		(27.7)				(27.7)

Cash used in financing activities	—	(23.8)	(70.7)	(259.1)	—	(353.6)

Effect of exchange rate change on cash				(0.4)		(0.4)

Net change in cash	—	0.1	1.9	(31.2)	—	(29.2)
Cash at beginning of period		—	22.3	133.3		155.6

Cash at end of period	$—	$0.1	$24.2	$102.1	$—	$126.4

	Year ended December 31, 2001
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$—	$189.8	$80.4	$350.1	$—	$620.3
Investing Activities:
Additions to property, plant, and equipment		(68.6)	(156.5)	(306.8)		(531.9)
Acquisitions, net of cash acquired			(7.6)	(177.0)		(184.6)
Proceeds from sales		7.0	525.4	72.9		605.3

Cash provided by (used in) investing activities	—	(61.6)	361.3	(410.9)	—	(111.2)

Financing Activities:
Net change in payable to OI Inc.	(2,857.0)					(2,857.0)
Net distribution to OI Inc.	(106.5)					(106.5)
Change in intercompany transactions	2,963.5	(1,767.1)	(1,271.9)	75.5		—
Change in short term debt			(0.3)	(44.1)		(44.4)
Payments of long term debt		(71.5)	(461.3)	(849.8)		(1,382.6)
Borrowings of long term debt		1,732.9	1,305.5	861.4		3,899.8
Collateral deposits for certain derivative instruments				(26.1)		(26.1)
Payment of finance fees		(22.5)	(20.1)	(19.5)		(62.1)

Cash used in financing activities	—	(128.2)	(448.1)	(2.6)	—	(578.9)

Effect of exchange rate change on cash				(4.3)		(4.3)

Net change in cash	—	0.0	(6.4)	(67.7)	—	(74.1)
Cash at beginning of period		—	28.7	201.0		229.7

Cash at end of period	$—	$0.0	$22.3	$133.3	$—	$155.6

OWENS-ILLINOIS GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED)

Years ended December 31, 2003, 2002, and 2001
(Millions of Dollars)

        Reserves deducted from assets in the balance sheets:

Allowances for losses and discounts on receivables

	Additions
	Balance at beginning of period	Charged to costs and expenses	Other (Note 2)	Deductions (Note 1)	Balance at end of period
2003	$62.5	$69.9	$—	$80.4	$52.0
2002	$71.1	$74.8	$—	$83.4	$62.5
2001	$69.9	$79.3	$6.3	$84.4	$71.1

(1)
Deductions from allowances for losses and discounts on receivables represent uncollectible notes and accounts written off.

(2)
Other for 2001 relates to acquisitions during the year.

OWENS-ILLINOIS GROUP, INC.

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(Dollars in millions)

	Nine months ended September 30,
	2004	2003
Revenues:
Net sales	$4,402.7	$3,711.5
Royalties and net technical assistance	15.0	12.0
Equity earnings	22.2	20.2
Interest	10.2	17.3
Other	34.8	15.2

	4,484.9	3,776.2
Costs and expenses:
Manufacturing, shipping, and delivery	3,543.3	2,942.8
Research and development	18.2	20.5
Engineering	25.9	23.8
Selling and administrative	260.4	231.5
Interest	324.4	324.9
Other	17.4	117.3

	4,189.6	3,660.8

Earnings from continuing operations before items below	295.3	115.4
Provision for income taxes	82.7	36.7
Minority share owners' interests in earnings of subsidiaries	22.2	16.7

Earnings from continuing operations	190.4	62.0
Net earnings of discontinued operations	9.6	18.3

Net earnings	$200.0	$80.3

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Assets
Current assets:
Cash, including time deposits	$262.1	$163.4	$148.3
Short-term investments, at cost which approximates market	61.9	26.8	28.9
Receivables, less allowances for losses and discounts ($46.6 at Sept. 30, 2004, $52.0 at December 31, 2003, and $53.8 at Sept. 30, 2003)	887.0	769.7	875.8
Inventories	1,024.1	1,010.1	995.4
Prepaid expenses	110.1	90.5	99.0
Assets of discontinued operations	280.8

Total current assets	2,626.0	2,060.5	2,147.4
Investments and other assets:
Equity investments	159.5	145.3	189.1
Repair parts inventories	179.6	201.0	204.5
Prepaid pension	980.9	967.1	958.3
Deposits, receivables, and other assets	413.8	423.3	412.4
Goodwill	2,872.1	2,280.2	2,858.2
Assets of discontinued operations	921.2

Total other assets	5,527.1	4,016.9	4,622.5
Property, plant, and equipment, at cost	5,817.9	6,411.7	6,421.2
Less accumulated depreciation	2,637.0	3,024.7	3,017.2

Net property, plant, and equipment	3,180.9	3,387.0	3,404.0

Total assets	$11,334.0	$9,464.4	$10,173.9

	Sept. 30, 2004	Dec. 1, 2003	Sept. 30, 2003
Liabilities and Share Owner's Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$438.6	$92.4	$78.4
Accounts payable and other liabilities	1,420.6	1,096.0	1,142.8
Liabilities of discontinued operations	122.4

Total current liabilities	1,981.6	1,188.4	1,221.2
Liabilities of discontinued operations	44.8
Long-term debt	6,148.3	5,333.1	5,424.0
Deferred taxes	320.6	337.7	360.0
Nonpension postretirement benefits	282.3	284.8	286.8
Other liabilities	771.0	637.2	555.7
Commitments and contingencies
Minority share owners' interests	161.9	161.1	149.7
Share owner's equity:
Common stock, par value $.01 per share 1,000 shares authorized, 100 shares issued and outstanding	—	—	—
Other contributed capital	1,227.0	1,451.7	1,482.3
Retained earnings	644.5	313.5	1,092.1
Accumulated other comprehensive income	(248.0)	(243.1)	(397.9)

Total share owner's equity	1,623.5	1,522.1	2,176.5

Total liabilities and share owner's equity	$11,334.0	$9,464.4	$10,173.9

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in millions)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities:
Earnings from continuing operations	$190.4	$62.0
Non-cash charges (credits):
Depreciation	319.2	289.4
Amortization of intangibles and other deferred items	17.6	14.9
Amortization of finance fees	10.2	10.3
Deferred tax provision	(1.2)	5.2
Gain on the sale of certain real property	(20.6)
Loss on the sale of long-term notes receivable		37.4
Loss on the sale of certain closures assets		37.4
Capacity curtailment charge		28.5
Other	(44.5)	(49.0)
Change in non-current operating assets	(17.9)	(23.8)
Reduction of non-current liabilities	(12.2)	(12.4)
Change in components of working capital	91.0	(116.8)

Cash provided by continuing operating activities	532.0	283.1
Cash provided by discontinued operating activities	95.4	11.4

Total cash provided by operating activities	627.4	294.5
Cash flows from investing activities:
Additions to property, plant, and equipment—continuing	(268.5)	(242.5)
Additions to property, plant, and equipment—discontinued	(25.1)	(73.5)
Net cash proceeds from divestitures and asset sales	100.9	15.2
Proceeds from sale of long-term notes receivable		163.0
Acquisitions, net of cash acquired	(630.3)

Cash utilized in investing activities	(823.0)	(137.8)
Cash flows from financing activities:
Additions to long-term debt	1,364.0	2,071.1
Repayments of long-term debt	(813.8)	(1,653.7)
Increase in short-term loans	(11.3)	(0.5)
Net payments for debt-related hedging activity	(28.5)	(81.3)
Payment of finance fees	(20.1)	(45.6)
Distributions to parent	(188.3)	(429.1)

Cash provided by (used in) financing activities	302.0	(139.1)
Effect of exchange rate fluctuations on cash	(7.7)	4.3

Increase in cash	98.7	21.9
Cash at beginning of period	163.4	126.4

Cash at end of period	$262.1	$148.3

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Tabular data dollars in millions

1.    Basis of Presentation

        The Condensed Consolidated Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the following unaudited condensed consolidated financial statements have been prepared in accordance with Article 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual consolidated financial statements; accordingly, they should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this offering document. On October 7, 2004, the Company announced that it had completed the sale of its blow-molded plastic container operations in North America, South America and Europe. As required by FAS No. 144, the Company has presented the results of operations for the blow-molded plastic container business in the Condensed Consolidated Results of Operations for the three and nine month periods ended September 30, 2004 and 2003 as a discontinued operation. As such, results for the prior periods have been reclassified to conform to this presentation. At September 30, 2004, the assets and liabilities of the blow-molded plastic container business were presented in the Condensed Consolidated Balance Sheet as the assets and liabilities of discontinued operations.

        The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2.    Stock Options

        The Company participates in three nonqualified stock option plans of OI Inc. The Company has adopted the disclosure-only provisions (intrinsic value method) of Statement of Financial Accounting Standards (FAS) No. 123, "Accounting for Stock-Based Compensation." All options have been granted at prices equal to the market price of the Company's common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by FAS No. 123, pro forma net income would have been as follows:

	Nine months ended Sept. 30,
	2004	2003
Net income:
As reported	$200.0	$80.3
Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(4.1)	(5.5)

Pro forma	$195.9	$74.8

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003
Expected life of options	5 years	5 years
Expected stock price volatility	74.0%	72.7%
Risk-free interest rate	2.7%	3.1%
Expected dividend yield	0.0%	0.0%

3.    Long-Term Debt

        The following table summarizes the long-term debt of the Company:

	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Secured Credit Agreement:
Revolving Credit Facility:
Revolving Loans	$3.9	$—	$52.8
Term Loans:
A1 Term Loan	380.0	460.0	460.0
B1 Term Loan	840.0	840.0	840.0
C Term Loan	395.0
C1 Term Loan	230.0
C2 Term Loan (52.0 million euros)	64.1
D Term Loan	240.0
Senior Secured Notes:
8.875%, due 2009	1,000.0	1,000.0	1,000.0
7.75%, due 2011	450.0	450.0	450.0
8.75%, due 2012	625.0	625.0	625.0
Senior Notes:
8.25%, due 2013	440.5	450.0	450.0
Senior Subordinated Notes:
10.25%, due 2009 (147.3 million euros)	181.6
9.25%, due 2009 (167.6 million euros)	206.6
Payable to OI Inc.	1,400.4	1,434.9	1,436.5
Other	105.1	137.0	140.6

Total long-term debt	6,562.2	5,396.9	5,454.9
Less amounts due within one year	413.9	63.8	30.9

Long-term debt	$6,148.3	$5,333.1	$5,424.0

        In the first quarter of 2004, the Company's subsidiary borrowers entered into the Second Amended and Restated Secured Credit Agreement (the "Agreement"). At September 30, 2004 the Agreement provided for up to $2.7 billion of U.S. dollar borrowings and 52 million of Euro borrowings.

        At September 30, 2004, the Company's subsidiary borrowers had unused credit of $448.6 million available under the Agreement.

        The weighted average interest rate on borrowings outstanding under the Agreement at September 30, 2004 was 4.83%. Including the effects of cross-currency swap agreements related to borrowings under the Agreement by the Company's Australian and European subsidiaries, as discussed in Note 10, the weighted average interest rate was 5.10%.

        On October 7, 2004, in connection with the sale of the Company's blow-molded plastic container operations (see Note 16), the Company's subsidiary borrowers entered into the Third Amended and Restated Secured Credit Agreement. The proceeds for the sale were used to repay C and D term loans and a portion of the B1 term loan outstanding under the previous agreement. The Third Amended and Restated Secured Credit Agreement includes a $600 million revolving credit facility and a $380 million A1 term loan, each of which has a final maturity date of April 1, 2007. It also includes a $275 million B1 term loan, and $230 million C1 term loan, and a 52 million Euro C2, each of which has a final maturity date of April 1, 2008. The Third Amended and Restated Secured Credit Agreement eliminated the provisions related to the C3 term loan that was cancelled on August 19, 2004. The Third Amended and Restated Secured Credit Agreement also permits the Company, at its option, to refinance certain of its outstanding notes and debentures prior to their scheduled maturity.

        As part of the BSN Acquisition (see Note 14), the Company assumed the senior subordinated notes of BSN. The 10.25% senior subordinated notes are due August 1, 2009 and have a face amount of 140.0 million euros and were recorded at the acquisition date at a fair value of 147.7 million euros. The 9.25% senior subordinated notes are due August 1, 2009 and have a face amount of 160 million euros and were recorded at the acquisition date at a fair value of 168.0 million euros.

4.    Supplemental Cash Flow Information

	Nine months ended September 30,
	2004	2003
Interest paid in cash	$347.0	$297.1
Income taxes paid in cash	67.2	42.5

        Interest paid for the nine months ended September 30, 2003 included $12.6 million related to the repurchase of approximately $263.5 million of the $300 million 7.85% Senior Notes due 2004.

5.    Comprehensive Income

        The components of comprehensive income are: (a) net earnings; (b) change in fair value of certain derivative instruments; (c) adjustment of minimum pension liabilities; and (d) foreign currency translation adjustments. Total comprehensive income is as follows:

	Nine months ended September 30,
	2004	2003
Total comprehensive income	$195.1	$266.0

6.     Inventories

        Major classes of inventory are as follows:

	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Finished goods	$866.6	$789.4	$779.9
Work in process	6.3	9.1	8.0
Raw materials	71.9	137.9	136.4
Operating supplies	79.3	73.7	71.1

	$1,024.1	$1,010.1	$995.4

        At September 30, 2004, the assets and liabilities of the blow-molded plastic container business were presented in the Condensed Consolidated Balance Sheet as the assets and liabilities of discontinued operations and are not included in the September 30, 2004 inventory amounts above.

7.    Contingencies

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        As of September 30, 2004, OI Inc. has determined that it is a named defendant in asbestos lawsuits and claims involving approximately 35,000 plaintiffs and claimants. Based on an analysis of the claims and lawsuits pending as of December 31, 2003, approximately 92% of the plaintiffs and claimants either do not specify the monetary damages sought or, in the case of court filings, claim an amount sufficient to invoke the jurisdiction of the trial court. Fewer than 4% of the plaintiffs specify the maximum of their damages claim to be between $10 million and $33 million, while approximately 4% of the plaintiffs claim specific damage amounts ranging between $6 million to $122 million. A single suit pending since 1991 involving fewer than 0.1% of the plaintiffs and approximately 60 defendants, claims damages of $11 billion.

        As indicated by the foregoing summary, modern pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience discussed further below of litigating or resolving through settlement hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Rather, the amount potentially recoverable for a specific claimant is determined by other factors such as the claimant's severity of disease, product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, the claimant's history of smoking or exposure to other possible disease-causative factors, and the various other matters discussed further below.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of September 30, 2004, there are approximately 21,000 of such claims which have been filed against other defendants and which are likely to be asserted some time in the future against OI Inc. These claims are not included in the totals set forth above. OI Inc. further believes that the bankruptcies of additional co-defendants resulted in an acceleration of the presentation and disposition of a number of these previously withheld preexisting claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributed to additional asbestos-related payments.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc., as of September 30, 2004, has disposed of the asbestos claims of approximately 313,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $6,200. Certain of these dispositions have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable totaled approximately $88 million at September 30, 2004 ($87 million at December 31, 2003) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of $2.7 billion through 2003, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the total asbestos-related cash payments will be moderately lower in 2004 compared to 2003 and will continue to decline thereafter as the preexisting but presently unasserted claims withheld under the claims handling agreements are presented to OI Inc. and as the number of potential future claimants continues to decrease. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc., (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel, (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

  a)
  the extent to which settlements are limited to claimants who were exposed to the Company's asbestos-containing insulation prior to its exit from that business in 1958;

  b)
  the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

  c)
  the extent of decrease or increase in the inventory of pending serious disease cases;

  d)
  the extent to which OI Inc. is able to successfully defend itself at trial;

  e)
  the extent of actions by courts to eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

  f)
  the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

  g)
  the number and timing of co-defendant bankruptcies; and

  h)
  the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.

        OI Inc. expects to conduct a comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results of operations for the year ended December 31, 2004. If the results of this review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. While the results of this review cannot be estimated at this time, OI Inc. expects that an increase of the accrued liability will be required in order to cover estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims filed in the next several years.

        In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), then a wholly-owned subsidiary of the Company in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen scavenging material. In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit.

        In November 2004, the Company finalized a settlement of this litigation. The settlement involves the grant of a license to the Company and to CPT of the technology in dispute, in return for a payment to Constar of $25.1 million, which approximated the amount accrued by the Company for this expected resolution. The Company believes it has meritorious third party reimbursement claims relating to a substantial portion of this settlement and intends to pursue such claims.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

8.    Segment Information

        The Company operates in the rigid packaging industry. The Company has two reportable product segments within the rigid packaging industry: (1) Glass Containers and (2) Plastics Packaging. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America. Following the sale of a substantial portion of the Company's blow-molded plastic container operations which was completed on October 7, 2004, the Plastics Packaging segment consists of two business units—Healthcare Packaging and Closures and Specialty Products.

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners' interests in earnings of subsidiaries and excludes amounts related to certain items that management considers not representative of ongoing operations. The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Operating Profit for product segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. For the Company's U.S. pension plans, net periodic pension cost (credit) has been allocated to product segments. The information below is presented on a continuing operations basis, and therefore, the prior period amounts have been restated to remove the discontinued operations. See Note 16 for more information. Certain amounts from prior year have been reclassified to conform to current year presentation.

        Financial information for continuing operations for the nine-month periods ended September 30, 2004 and 2003 regarding the Company's product segments is as follows:

	Glass Containers	Plastics Packaging	Total Product Segments	Eliminations and Other Retained Items	Consolidated Totals
Net sales:
2004	$3,826.1	$576.6	$4,402.7		$4,402.7
2003	3,116.5	595.0	3,711.5		3,711.5

Segment Operating Profit:
2004	$564.8	$95.3	$660.1	$(71.2)	$588.9
2003	516.9	74.4	591.3	(65.0)	526.3

Items excluded from Segment Operating Profit:
September 30, 2004
Gain on the sale of certain real property	$20.6		$20.6		$20.6
September 30, 2003
Loss on the sale of notes receivable	(37.4)		(37.4)		(37.4)
Loss on the sale of certain closures assets		$(37.4)	(37.4)		(37.4)
Capacity curtailment charge	(28.5)		(28.5)		(28.5)

        The reconciliation of Segment Operating Profit to earnings from continuing operations before income taxes and minority share owners' interests in earnings of subsidiaries for the nine-month periods ended September 30, 2004 and 2003 is as follows:

	2004	2003
Segment Operating Profit for reportable segments	$660.1	$591.3
Items excluded from Segment Operating Profit	20.6	(103.3)
Eliminations and other retained items	(71.2)	(65.0)
Interest expense	(324.4)	(324.9)
Interest income	10.2	17.3

Total	$295.3	$115.4

        As discussed further in Note 14, the Company acquired BSN Glasspack on June 21, 2004. The total assets by segment at September 30, 2004 reflect the addition of the BSN assets, based on preliminary fair values, to the Glass Containers segment.

	Glass Containers	Plastics Packaging	Total Product Segments	Discontinued Operations	Eliminations and Other Retained Items	Consolidated Totals
Total assets:
September 30, 2004	$8,241.1	$778.8	$9,019.9	$1,202.0	$1,112.1	$11,334.0
December 31, 2003	6,277.2	895.8	7,173.0	1,239.3	1,052.1	9,464.4
September 30, 2003	6,086.3	999.2	7,085.5	1,934.3	1,154.1	10,173.9

9.    Other Revenue and Other Costs and Expenses

       During the second quarter of 2004, the Company completed the sale of certain real property and a warehouse in the United Kingdom. The resulting gain of $20.6 million ($14.5 million after tax) was included in other revenue in the results of operations for the second quarter of 2004.

        Also during the second quarter of 2004, the Company recorded a charge of $14.5 million ($9.1 million after tax) for an increase in the estimated probable liability for the resolution of certain intellectual property litigation in other costs and expenses. This charge was included in discontinued operations for the nine months ended September 30, 2004. See Note 7 for additional information on this intellectual property litigation.

        On July 11, 2003, the Company received payments totaling 100 million British pounds sterling (US$163.0 million) in connection with the sale to Ardagh Glass Limited of certain long-term notes receivable. The notes were received from Ardagh in 1999 by the Company's wholly-owned subsidiary, United Glass Limited, in connection with its sale of Rockware, a United Kingdom glass container manufacturer obtained in the 1998 acquisition of the worldwide glass and plastics packaging businesses of BTR plc. The notes were due in 2006 and interest had previously been paid in kind through periodic increases in outstanding principal balances. The proceeds from the sale of the notes were used to reduce outstanding borrowings under the Agreement. The notes were sold at a discount of approximately 22.6 million British pounds sterling. The resulting loss of US$37.4 million (pre tax and after tax) was included in other costs and expenses in the results of operations for the second quarter of 2003.

        In August 2003, the Company announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June of 2003 following a major leak in its only glass furnace. As a result, the Company recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in the third quarter of 2003. See Note 11 for additional information.

        During the fourth quarter of 2003, the Company completed the sale of its assets related to the production of plastic trigger sprayers and finger pumps. Included in the sale were manufacturing facilities in Bridgeport, Connecticut and El Paso, Texas, in addition to related production assets at the Erie, Pennsylvania plant. As a result of the sale, the Company recorded a loss of $37.4 million ($23.4 million after tax) in the third quarter of 2003.

10.    Derivative Instruments

        The terms of the Third Amended and Restated Secured Credit Agreement require that borrowings under the Agreement be denominated in U.S. dollars except for the C2 term loan which allows for 52 million Euro borrowings. In order to manage the exposure to fluctuating foreign exchange rates created by U.S. dollar borrowings by the Company's international subsidiaries, certain subsidiaries have entered into currency swaps for the principal amount of their borrowings under the Agreement and for their interest payments due under the Agreement.

        At the end of the third quarter of 2004, the Company's subsidiary in Australia had agreements that swap a total of U.S. $455 million of borrowings into 702 million Australian dollars. These derivative instruments swap both the interest and principal from U.S. dollars to Australian dollars and also swap the interest rate from a U.S.-based rate to an Australian-based rate. These agreements have various maturity dates ranging from April 2005 through March 2006.

        The Company's subsidiaries in Australia, Canada, the United Kingdom and several other European countries have also entered into short term forward exchange contracts which effectively swap additional intercompany and external borrowings by each subsidiary into its local currency. These contracts swap both the interest and principal amount of borrowings in excess of amounts covered by the swap contracts described above.

        The Company recognizes the above derivatives on the balance sheet at fair value, and the Company accounts for them as fair value hedges. Accordingly, the changes in the value of the swaps are recognized in current earnings and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For three and nine months ended September 30, 2004, the amount not offset was immaterial.

        In the fourth quarter of 2003 and the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a total notional amount of $1.25 billion that mature from 2007 through 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, as required by FAS No. 133, the Company recorded the net of the fair market values of the swaps as a long-term liability along with a corresponding net decrease in the carrying value of the hedged debt.

        Under the swaps, the Company receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense over the term of the agreement.

        The following selected information relates to fair value swaps at September 30, 2004 (based on a projected U.S. LIBOR rate of 2.5178%):

	Amount Hedged	Average Receive Rate	Average	Asset (Liability) Recorded
OI Inc. public notes swapped by the company through intercompany loans:
Senior Notes due 2007	$300.0	8.10%	4.5%	$(0.1)
Senior Notes due 2008	250.0	7.35%	3.5%	(0.3)
Senior Debentures due 2010	250.0	7.50%	3.2%	0.9
Notes issued by a subsidiary of the Company:
Senior Notes due 2013	450.0	8.25%	3.7%	(9.5)

Total	$1,250.0			$(9.0)

        The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid for natural gas and the potential volatility in earnings or cash flows from future market price movements. The Company continually evaluates the natural gas market with respect to its future usage requirements. The Company generally evaluates the natural gas market for the next twelve to eighteen months and continually enters into commodity futures contracts in order to hedge a portion of its usage requirements through the next twelve to eighteen months. At September 30, 2004, the Company had entered into commodity futures contracts for approximately 75% (approximately 4,500,000 MM BTUs) of its expected North American natural gas usage for the last three months of 2004, approximately 72% (approximately 17,280,000 MM BTUs) for the full year of 2005 and approximately 22% (approximately 5,280,000 MM BTUs) for the full year of 2006.

        The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings.

        The above futures contracts are accounted for as cash flow hedges at September 30, 2004. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

        At September 30, 2004, an unrealized net gain of $13.7 million, after tax of $7.4 million, related to these commodity futures contracts was included in OCI. The ineffectiveness related to these natural gas hedges for the three and nine months ended September 30, 2004 and 2003 was not material.

        The Company's international subsidiaries may enter into short-term forward exchange agreements to purchase foreign currencies at set rates in the future. These foreign currency forward exchange agreements are used to limit exposure to fluctuations in foreign currency exchange rates for all significant planned purchases of fixed assets or commodities that are denominated in a currency other than the subsidiaries' functional currency. Subsidiaries may also use forward exchange agreements to offset the foreign currency risk for receivables and payables not denominated in, or indexed to, their functional currency. The Company records these short-term forward exchange agreements on the balance sheet at fair value and changes in the fair value are recognized in current earnings.

11.    Restructuring Accruals

        In August 2003, the Company announced the permanent closing of its Hayward, California glass container factory. Production at the factory was suspended in June of 2003 following a major leak in its only glass furnace. As a result, the Company recorded a capacity curtailment charge of $28.5 million ($17.8 million after tax) in the third quarter of 2003.

        The closing of this factory resulted in the elimination of approximately 170 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $12 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $15 million in cash related to severance, benefits, lease commitments, plant clean-up, and other plant closing costs. The Company expects that a substantial portion of these costs will be paid out by the end of 2005.

        In November 2003, the Company announced the permanent closing of its Milton, Ontario glass container factory. This closing was part of an effort to bring capacity and inventory levels in line with anticipated demand. As a result, the Company recorded a capacity curtailment charge of $20.1 million ($19.5 million after tax) in the fourth quarter of 2003.

        The closing of this factory in November 2003 resulted in the elimination of approximately 150 jobs and a corresponding reduction in the Company's workforce. The Company eventually expects to save approximately $8.5 million per year by closing this factory and moving the production to other locations. The Company anticipates that it will pay out approximately $8.0 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The Company expects that the majority of these costs will be paid out by the end of 2005.

        In December 2003, the Company announced the permanent closing of its Perth, Australia glass container factory. This closing was part of an effort to reduce overall capacity in Australia and bring inventory levels in line with anticipated demand. The Perth plant's western location and small size contributed to the plant being a higher cost facility that was no longer economically feasible to operate. As a result, the Company recorded a capacity curtailment charge of $23.9 million ($17.4 million after tax) in other costs and expenses in the results of operations for 2003.

        The closing of this factory in December 2003 resulted in the elimination of approximately 107 jobs and a corresponding reduction in the Company's workforce. The Company expects to save approximately $9 million per year by closing this factory and eventually moving the production to other locations. The Company anticipates that it will pay out approximately $10 million in cash related to severance, benefits, plant clean-up, and other plant closing costs. The Company expects that the majority of these costs will be paid out by the end of 2004.

        Selected information related to the above glass container factory closings is as follows:

	Hayward	Milton	Perth	Total
Accrual balance as of December 31, 2003	$12.2	$12.0	$5.4	$29.6
Net cash paid	(0.9)	(2.2)	(2.0)	(5.1)
Other, principally translation		(0.4)	0.3	(0.1)

Accrual balance as of March 31, 2004	11.3	9.4	3.7	24.4
Net cash paid	(0.7)	(1.0)	(1.4)	(3.1)
Other, principally translation		0.2	0.7	0.9

Remaining accruals related to plant closing charges as of June 30, 2004	10.6	8.6	3.0	22.2
Net cash paid	(0.5)	(0.6)	(0.7)	(1.8)
Other, principally translation		0.5	(1.0)	(0.5)

Remaining accruals related to plant closing charges as of September 30, 2004	$10.1	$8.5	$1.3	$19.9

12.    Pensions

        The components of the net pension expense (credit) for the nine months ended September 30, 2004 and 2003 were as follows:

	2004	2003
Service cost	$42.4	$36.3
Interest cost	144.7	133.7
Expected asset return	(214.8)	(205.6)
Amortization:
Prior service cost	4.7	5.1
Loss	29.4	7.9

Net amortization	34.1	13.0

Net expense (credit)	$6.4	$(22.6)

        The pension expense above for the nine months ended September 30, 2004 reflects the additional pension expense of the BSN operations acquired on June 21, 2004.

        The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $33.9 million to its pension plans in 2004. As of September 30, 2004, $23.0 million of contributions have been made. The Company presently expects its contributions for the full year of 2004 to be approximately $36 million. The increase is principally a result of the BSN Acquisition.

13.    Postretirement Benefits Other Than Pensions

        The components of the net postretirement benefit cost for the nine months ended September 30, 2004 and 2003 were as follows:

	2004	2003
Service cost	$3.3	$2.7
Interest cost	15.7	17.4
Amortization:
Prior service credit	(5.6)	(9.7)
Loss	3.5	2.7

Net amortization	(2.1)	(7.0)

Net postretirement benefit cost	$16.9	$13.1

        The postretirement benefit costs above for the nine months ended September 30, 2004 reflect the additional expense of the BSN operations.

        Effective July 1, 2004, the Company amended its U.S. salaried postretirement medical plan to align benefits arrangements with those of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The effect of the amendment will reduce the full year of 2004 expense by approximately $5.3 million.

14.    Acquisition of BSN Glasspack S.A.

        On June 21, 2004, the Company completed the BSN Acquisition. Total consideration for the BSN Acquisition was approximately $1.3 billion, including the assumption of debt. BSN was the second largest glass container manufacturer in Europe with manufacturing facilities in France, Spain, Germany and Holland. The BSN Acquisition was financed with borrowings under the Company's Second Amended and Restated Secured Credit Agreement (see Note 3). In an agreement with the European Commission, the Company committed to divest two plants (located in Barcelona, Spain, and Corsico, Italy) as part of the transaction.

        The acquisition was part of the Company's overall strategy to improve its presence in the European market in order to better serve the needs of its customers throughout the European region and to take advantage of synergies in purchasing and costs reduction that will allow the Company to significantly improve the earnings contribution provided by the entire European operations. This integration strategy should lead to significant improvement in earnings by the end of 2006. Certain actions contemplated by the integration strategy may require additional accruals that will increase goodwill or result in one-time charges to operations. The Company is currently in the process of evaluating its capacity in relation to the overall market demand in Europe and may decide to reduce capacity based upon this evaluation.

        The total purchase cost of approximately $1.3 billion will be allocated to the tangible and identifiable intangible assets and liabilities based upon their respective fair values. Such allocations will be based upon valuations which have not been finalized. Accordingly, the allocation of the purchase consideration included in the accompanying Condensed Consolidated Balance Sheet at September 30, 2004, is preliminary and includes $773.5 million in goodwill representing the unallocated portion of the purchase price. The Company expects that a substantial portion of the valuation process will be completed by the end of 2004 and the balance will be completed no later than the second quarter of 2005. The accompanying Condensed Consolidated Results of Operations for the nine month period ended September 30, 2004, included three months and ten days of BSN operations. The BSN operations were included for the entire three month period ended September 30, 2004.

15.    Pro Forma Information—Acquisition of BSN Glasspack S.A.

        Had the BSN Acquisition described in Note 14 and the related financing described in Note 3 occurred at the beginning of each respective period, unaudited pro forma consolidated net sales and net earnings would have been as follows:

	Nine months ended September 30, 2004
	As Reported	BSN Adjustments	Financing Adjustments	Pro Forma As Adjusted
Net sales	$4,402.7	$752.5		$5,155.2

Earnings from continuing operations	$190.4	$21.6	$(6.4)	$205.6

	Nine months ended September 30, 2003
	As Reported	BSN Adjustments	Financing Adjustments	Pro Forma As Adjusted
Net sales	$3,711.5	$1,109.3		$4,820.8

Earnings from continuing operations	$62.0	$0.2	$(13.8)	$48.4

        The first nine months of 2004 earnings included the step-up effect of the finished goods inventory acquired from the acquisition that reduced gross profit by approximately $31.1 million.

16.    Discontinued operations

        On October 7, 2004, the Company announced that it had completed the sale of its blow-molded plastic container operations in North America, South America and Europe, to Graham Packaging Company, a portfolio company of The Blackstone Group.

        Cash proceeds of approximately $1.2 billion were used to repay term loans under the Company's secured credit facility, which was amended to permit the sale.

        Included in the sale were 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage,

household, chemical and personal care industries. The blow-molded plastic container operations were part of the plastics packaging segment.

        As required by FAS No. 144, the Company has presented the results of operations for the blow-molded plastic container business in the Condensed Consolidated Results of Operations for the three and nine month periods ended September 30, 2004 and 2003 as a discontinued operation. Interest expense was allocated to discontinued operations based on debt that was required to be repaid from the proceeds. As such, results for the prior periods have been reclassified to conform to this presentation. At September 30, 2004, the assets and liabilities of the blow-molded plastic container business were presented in the Condensed Consolidated Balance Sheet as the assets and liabilities of discontinued operations.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the Condensed Consolidated Results of Operation for the period indicated:

	Nine months ended September 30,
	2004	2003
Revenues:
Net sales	$858.6	$843.0
Other revenue	7.6	7.3

	866.2	850.3
Costs and expenses:
Manufacturing, shipping and delivery	736.6	725.7
Research, development and engineering	15.7	15.9
Selling and administrative	21.8	23.2
Interest	44.1	44.5
Other	22.7	10.0

	840.9	819.3

Earnings before items below	25.3	31.0
Provision for income taxes	15.7	12.7

Net earnings from discontinued operations	$9.6	$18.3

        The Condensed Consolidated Balance Sheet at September 30, 2004 included the following assets and liabilities of the discontinued operations:

Balance at Sept. 30, 2004
Assets:
Inventories	$139.4
Accounts receivable	131.9
Other current assets	9.5

Total current assets	280.8
Goodwill	149.0
Other long-term assets	72.4
Net property, plant and equipment	699.8

Total assets	$1,202.0

Liabilities:
Accounts payable and other current liabilities	$122.4
Other long-term liabilities	44.8

Total liabilities	$167.2

17.    Accounts Receivable Securitization Program

        As part of the BSN acquisition, the Company acquired a trade accounts receivable securitization program through a BSN subsidiary, BSN Glasspack Services. The program was entered into by BSN in order to provide lower interest costs on a portion of its financing. In November 2000, BSN created a securitization program for its trade receivables through a sub-fund (the "fund") created in accordance with French Law. This securitization program, co-arranged by Credit Commercial de France (HSBC-CCF), and Gestion et Titrisation Internationales ("GTI") and managed by GTI, provides for an aggregate securitization volume of up to 210 million euros.

        Under the program, BSN Glasspack Services is permitted to sell receivables to the fund until November 5, 2006. According to the program, subject to eligibility criteria, certain, but not all, receivables held by the BSN Glasspack Services are sold to the fund on a weekly basis. The purchase price for the receivables is determined as a function of the book value and the term of each receivable and a Euribor three-month rate increased by a 1.51% margin. A portion of the purchase price for the receivables is deferred and paid by the fund to BSN Glasspack Services only when receivables are collected or at the end of the program. This deferred portion varies based on the status and updated collection history of BSN Glasspack Services' receivable portfolio.

        The transfer of the receivables to the fund is deemed to be a sale for U.S. GAAP purposes. The fund assumes all collection risk on the receivables and the transferred receivables have been isolated from BSN Glasspack Services and are no longer controlled by BSN Glasspack Services. The total securitization program cannot exceed 210 million euros ($259.0 million U.S. dollars at September 30, 2004). At September 30, 2004, the Company had $208.4 million U.S. dollars of receivables that were sold in this program. For the three months ended September 30, 2004, the

Company received $389.7 million from the sale of receivables to the fund and paid interest of approximately $1.6 million.

        BSN Glasspack Services continues to service, administer and collect the receivables on behalf of the fund. This service rendered to the fund is invoiced to the fund at a normal market rate.

18.    Financial Information for Subsidiary Guarantors and Non-Guarantors

        The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent"); (2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries that guarantee the Senior Secured Notes of the Issuer (the "Guarantor Subsidiaries"); and (4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100%-owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

        Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminations relate to investments in subsidiaries and inter-company balances and transactions.

	September 30, 2004
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Current assets:
Accounts receivable	$—	$99.1	$44.2	$743.7	$—	$887.0
Inventories		150.2	51.2	823.9	(1.2)	1,024.1
Assets of discontinued operations			234.9	45.9		280.8
Other current assets		5.2	67.2	361.3	0.4	434.1

Total current assets	—	254.5	397.5	1,974.8	(0.8)	2,626.0
Investments in and advances to subsidiaries	3,023.5	3,546.0	(11.5)		(6,558.0)	—
Assets of discontinued operations			864.9	56.3		921.2
Goodwill		544.2	236.8	2,091.1		2,872.1
Other non-current assets		283.9	1,113.7	340.7	(4.5)	1,733.8

Total other assets	3,023.5	4,374.1	2,203.9	2,488.1	(6,562.5)	5,527.1
Property, plant and equipment, net		608.5	329.4	2,243.0		3,180.9

Total assets	$3,023.5	$5,237.1	$2,930.8	$6,705.9	$(6,563.3)	$11,334.0

Current liabilities:
Accounts payable and accrued liabilities	$—	$244.1	$218.8	$967.5	$(9.8)	$1,420.6
Liabilities of discontinued operations			95.5	26.9		122.4
Short-term loans and long-term debt due within one year	350.0		0.1	88.5		438.6

Total current liabilities	350.0	244.1	314.4	1,082.9	(9.8)	1,981.6
Long-term debt	1,050.0	3,991.0	0.5	1,106.8		6,148.3
Other non-current liabilities and minority interests		75.1	479.0	978.0	3.7	1,535.8
Liabilities of discontinued operations			40.3	4.5		44.8
Investments by and advances from parent		926.9	2,096.6	3,533.7	(6,557.2)	—
Share owner's equity	1,623.5					1,623.5

Total liabilities and share owner's equity	$3,023.5	$5,237.1	$2,930.8	$6,705.9	$(6,563.3)	$11,334.0

	December 31, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Current assets:
Accounts receivable	$—	$68.2	$136.0	$565.5	$—	$769.7
Inventories		184.4	214.1	612.8	(1.2)	1,010.1
Other current assets		3.4	75.4	200.7	1.2	280.7

Total current assets	—	256.0	425.5	1,379.0	—	2,060.5
Investments in and advances to subsidiaries	2,957.0	2,801.0	35.7		(5,793.7)	—
Goodwill		544.1	370.3	1,365.8		2,280.2
Other non-current assets		270.3	1,142.9	328.4	(4.9)	1,736.7

Total other assets	2,957.0	3,615.4	1,548.9	1,694.2	(5,798.6)	4,016.9
Property, plant and equipment, net		597.6	1,017.6	1,771.8		3,387.0

Total assets	$2,957.0	$4,469.0	$2,992.0	$4,845.0	$(5,798.6)	$9,464.4

Current liabilities:
Accounts payable and accrued liabilities	$—	$234.0	$279.7	$583.9	$(1.6)	$1,096.0
Short-term loans and long-term debt due within one year	36.5		0.1	55.8		92.4

Total current liabilities	36.5	234.0	279.8	639.7	(1.6)	1,188.4
Long-term debt	1,398.4	3,365.0	0.7	569.0		5,333.1
Other non-current liabilities and minority interests		71.2	553.3	791.0	5.3	1,420.8
Investments by and advances from parent		798.8	2,158.2	2,845.3	(5,802.3)	—
Share owner's equity	1,522.1					1,522.1

Total liabilities and share owner's equity	$2,957.0	$4,469.0	$2,992.0	$4,845.0	$(5,798.6)	$9,464.4

	September 30, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Current assets:
Accounts receivable	$—	$103.8	$163.7	$608.3	$—	$875.8
Inventories		194.1	219.1	583.5	(1.3)	995.4
Other current assets		(6.2)	97.4	184.5	0.5	276.2

Total current assets	—	291.7	480.2	1,376.3	(0.8)	2,147.4
Investments in and advances to subsidiaries	3,612.9	2,709.1	27.1		(6,349.1)	—
Goodwill		544.1	1,040.3	1,273.8		2,858.2
Other non-current assets		286.2	1,136.5	344.6	(3.0)	1,764.3

Total other assets	3,612.9	3,539.4	2,203.9	1,618.4	(6,352.1)	4,622.5
Property, plant and equipment, net		602.6	1,078.2	1,723.2		3,404.0

Total assets	$3,612.9	$4,433.7	$3,762.3	$4,717.9	$(6,352.9)	$10,173.9

Current liabilities:
Accounts payable and accrued liabilities	$—	$264.4	$289.0	$573.1	$16.3	$1,142.8
Short-term loans and long-term debt due within one year			0.1	78.3		78.4

Total current liabilities	—	264.4	289.1	651.4	16.3	1,221.2
Long-term debt	1,436.4	3,365.7	0.8	621.1		5,424.0
Other non-current liabilities and minority interests		83.6	579.5	684.2	4.9	1,352.2
Investments by and advances from parent		720.0	2,892.9	2,761.2	(6,374.1)	—
Share owner's equity	2,176.5					2,176.5

Total liabilities and share owner's equity	$3,612.9	$4,433.7	$3,762.3	$4,717.9	$(6,352.9)	$10,173.9

	Nine months ended September 30, 2004
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$1,245.8	$458.0	$2,755.6	$(56.7)	$4,402.7
Interest		0.1	0.9	9.2		10.2
Equity earnings from subsidiaries	190.4	190.9	3.6		(384.9)	—
Other equity earnings		8.2	8.7	5.3		22.2
Other revenue		43.0	20.6	33.6	(47.4)	49.8

Total revenue	190.4	1,488.0	491.8	2,803.7	(489.0)	4,484.9
Manufacturing, shipping, and delivery		1,021.6	348.8	2,253.2	(80.3)	3,543.3
Research, engineering, selling, administrative, and other		70.8	96.9	154.3	(0.1)	321.9
Net intercompany interest	(38.1)	(34.2)	58.7	13.6		—
Other interest expense	38.1	186.9	1.4	98.0		324.4

Total costs and expense	—	1,245.1	505.8	2,519.1	(80.4)	4,189.6
Earnings from continuing operations before items below	190.4	242.9	(14.0)	284.6	(408.6)	295.3
Provision (credit) for income taxes		35.5	(32.3)	79.6	(0.1)	82.7
Minority share owners' interests in earnings of subsidiaries				21.5	0.7	22.2

Earnings from continuing operations	190.4	207.4	18.3	183.5	(409.2)	190.4
Net earnings of discontinued operations	9.6		(1.4)	11.0	(9.6)	9.6

Net earnings	$200.0	$207.4	$16.9	$194.5	$(418.8)	$200.0

	Nine months ended September 30, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$1,226.9	$464.6	$2,099.0	$(79.0)	$3,711.5
Interest		0.7	1.1	15.5		17.3
Equity earnings from subsidiaries	62.0	99.5	8.8		(170.3)	—
Other equity earnings		7.0	7.2	6.0		20.2
Other revenue		32.8	1.5	12.9	(20.0)	27.2

Total revenue	62.0	1,366.9	483.2	2,133.4	(269.3)	3,776.2
Manufacturing, shipping, and delivery		984.9	351.3	1,704.5	(97.9)	2,942.8
Research, engineering, selling, administrative, and other		92.3	140.3	160.5		393.1
Net intercompany interest	(47.9)	12.5	28.0	7.4		—
Other interest expense	47.9	174.2	15.3	87.5		324.9

Total costs and expense	—	1,263.9	534.9	1,959.9	(97.9)	3,660.8
Earnings (loss) from continuing operations before items below	62.0	103.0	(51.7)	173.5	(171.4)	115.4
Provision (credit) for income taxes		5.0	(26.2)	58.2	(0.3)	36.7
Minority share owners' interests in earnings of subsidiaries				16.0	0.7	16.7

Earnings (loss) from continuing operations	62.0	98.0	(25.5)	99.3	(171.8)	62.0
Net earnings of discontinued operations	18.3		9.3	9.0	(18.3)	18.3

Net earnings (loss)	$80.3	$98.0	$(16.2)	$108.3	$(190.1)	$80.3

	Nine months ended September 30, 2004
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$—	$78.0	$121.7	$404.5	$23.2	$627.4
Investing Activities:
Additions to property, plant, and equipment—continuing operations		(70.2)	(14.7)	(183.6)		(268.5)
Additions to property, plant, and equipment—discontinued operations			(20.0)	(5.1)		(25.1)
Acquisitions, net of cash acquired				(630.3)		(630.3)
Proceeds from sales		2.4	1.5	97.0		100.9

Cash (used in) investing activities	—	(67.8)	(33.2)	(722.0)	—	(823.0)
Financing Activities:
Net distribution to OI Inc.	(188.3)					(188.3)
Change in intercompany transactions	188.3	(634.0)	(84.7)	554.3	(23.9)	—
Change in short term debt				(11.3)		(11.3)
Payments of long term debt		(72.2)	(0.2)	(741.4)		(813.8)
Borrowings of long term debt		707.2		656.8		1,364.0
Net payments for debt-related hedging activity				(28.5)		(28.5)
Payment of finance fees		(11.4)		(8.7)		(20.1)

Cash provided by (used in) financing activities	—	(10.4)	(84.9)	421.2	(23.9)	302.0
Effect of exchange rate change on cash				(7.7)		(7.7)

Net change in cash	—	(0.2)	3.6	96.0	(0.7)	98.7
Cash at beginning of period		0.2	6.8	155.7	0.7	163.4

Cash at end of period	$—	$0.0	$10.4	$251.7	$—	$262.1

	Nine months ended September 30, 2003
	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by (used in) operating activities	$—	$59.6	$(9.6)	$189.4	$55.1	$294.5
Investing Activities:
Additions to property, plant, and equipment—continuing operations		(41.3)	(34.4)	(166.8)		(242.5)
Additions to property, plant, and equipment—discontinued operations			(66.0)	(7.5)		(73.5)
Proceeds from sale of notes receivable				163.0		163.0
Proceeds from sales		0.3	1.6	13.3		15.2

Cash provided by (used in) investing activities	—	(41.0)	(98.8)	2.0	—	(137.8)
Financing Activities:
Net distribution to OI Inc.	(429.1)					(429.1)
Change in intercompany transactions	429.1	(1,398.9)	763.1	261.8	(55.1)	—
Change in short term debt				(0.5)		(0.5)
Payments of long term debt		(641.9)	(666.6)	(345.2)		(1,653.7)
Borrowings of long term debt		1,974.6		96.5		2,071.1
Net payments for debt-related hedging activity		74.2		(155.5)		(81.3)
Payment of finance fees		(26.6)	(2.3)	(16.7)		(45.6)

Cash provided by (used in) financing activities	—	(18.6)	94.2	(159.6)	(55.1)	(139.1)
Effect of exchange rate change on cash				4.3		4.3

Net change in cash	—	(0.0)	(14.2)	36.1	—	21.9
Cash at beginning of period		0.1	24.2	102.1		126.4

Cash at end of period	$—	$0.1	$10.0	$138.2	$—	$148.3

QuickLinks

  Exhibit 99.3
CONSOLIDATED RESULTS OF OPERATIONS Owens-Illinois Group, Inc. Millions of dollars
CONSOLIDATED BALANCE SHEETS Owens-Illinois Group, Inc. Millions of dollars
CONSOLIDATED BALANCE SHEETS Owens-Illinois Group, Inc. Millions of dollars
CONSOLIDATED SHARE OWNER'S EQUITY Owens-Illinois Group, Inc. Millions of dollars
CONSOLIDATED CASH FLOWS Owens-Illinois Group, Inc. Millions of dollars
OWENS-ILLINOIS GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OWENS-ILLINOIS GROUP, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED) Years ended December 31, 2003, 2002, and 2001 (Millions of Dollars)
OWENS-ILLINOIS GROUP, INC. CONDENSED CONSOLIDATED RESULTS OF OPERATIONS (Dollars in millions)
OWENS-ILLINOIS GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in millions)
OWENS-ILLINOIS GROUP, INC. CONDENSED CONSOLIDATED CASH FLOWS (Dollars in millions)
OWENS-ILLINOIS GROUP, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Tabular data dollars in millions